UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

To the Stockholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Brocade Communications Systems, Inc. (“Brocade” or the “Company”) to be held on April 12, 2012, at 2:00 p.m. Pacific Time, at our corporate offices located at 130 Holger Way, San Jose, California 95134. At the Annual Meeting, we will ask you to consider the following proposals:

•	To elect six directors;

•	Non-binding advisory resolution to approve executive compensation;

•	To approve an amendment to Brocade’s 2009 Stock Plan;

•	To approve an amendment to Brocade’s 2009 Employee Stock Purchase Plan (the “ESPP”); and

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 27, 2012.

Stockholders of record as of February 17, 2012 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Dave House	Michael Klayko
Chairman of the Board	Chief Executive Officer

Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 12, 2012

On April 12, 2012, Brocade Communications Systems, Inc. will hold its 2012 Annual Meeting of Stockholders at 2:00 p.m. Pacific Time. The meeting will be held at Brocade’s corporate offices located at 130 Holger Way, San Jose, California 95134 for the following purposes:

•	to elect Judy Bruner, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko and L. William Krause as directors;

•	Non-binding advisory resolution to approve executive compensation;

•	to approve an amendment to Brocade’s 2009 Stock Plan;

•	to approve an amendment to Brocade’s 2009 Employee Stock Purchase Plan;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 27, 2012; and

•	to transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at any adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

For Brocade’s Board of Directors,

Tyler Wall
Vice President, General Counsel and
Corporate Secretary

San Jose, California

February 24, 2012

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Brocade’s Board of Directors (the “Board”) is providing these proxy materials to you for use in connection with the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 12, 2012 at 2:00 p.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 130 Holger Way, San Jose, California 95134. Stockholders of record as of February 17, 2012 (the “Record Date”) are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability (the “Notice”) was first mailed on or about February 28, 2012 to stockholders of record as of the Record Date, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended October 29, 2011, including financial statements, were first made available to you on the Internet, on or about February 28, 2012. Our principal executive offices are located at 130 Holger Way, San Jose, California 95134, and our telephone number is (408) 333-8000. We maintain a website at www.brocade.com. The information on our website is not a part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	to elect Judy Bruner, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko and L. William Krause as directors;

•	Non-binding advisory resolution to approve executive compensation;

•	to approve an amendment to Brocade’s 2009 Stock Plan;

•	to approve an amendment to Brocade’s 2009 Employee Stock Purchase Plan; and

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 27, 2012.

To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	The Board recommends a vote:

•	FOR the election of Judy Bruner, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko and L. William Krause as directors;

•	FOR the non-binding advisory resolution to approve executive compensation;

•	FOR the amendment to Brocade’s 2009 Stock Plan;

•	FOR the amendment to Brocade’s 2009 Employee Stock Purchase Plan; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 27, 2012.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Notice. In addition, the Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of Brocade as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of 458,710,883 shares of Brocade common stock (“Common Stock”) issued and outstanding, which were held of record by approximately 1,225 stockholders and no shares of preferred stock were outstanding. Each share of Common Stock is entitled to one vote. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.

Registered Stockholders.    If your shares are registered directly in your name with Brocade’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by Brocade. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. Please note that since street name stockholders are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	request us to send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How can I vote my shares?

A:	Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the Notice and follow the recorded instructions; or

•	By Internet. Access Brocade’s secure website registration page through the Internet, as identified on the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on April 11, 2012.

Street Name Stockholders:    If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Street name stockholders may generally vote by one of the following methods:

By Mail.    If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

By Methods Listed on Voting Instruction Card.    Please refer to your voting instruction card or other information provided by your bank, broker or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

In Person With a Proxy from the Record Holder.    A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting instruction card provided to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (130 Holger Way, San Jose, California 95134) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.

Q:	What quorum is required for the Annual Meeting?

A:	At the Annual Meeting, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:	How are votes counted?

A:	Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the six director nominees and one vote on each other matter.

Each director is elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election in accordance with our bylaws, as amended (“Bylaws”), directors shall be elected by the vote of a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the advisory resolution on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this is an advisory vote, the result will not be binding on the Company’s Board or the Company. The Board and/or subcommittee of the Board will consider the outcome of the vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executive officers included in the Company’s proxy statement.

Approval of the amendment to the 2009 Stock Plan and the amendment to the 2009 ESPP require the approval of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” the approval of the amendment to the 2009 Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Q:	What are broker non-votes?

A:

Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, an advisory vote on executive compensation , the amendment to the 2009 Stock Plan and the amendment to the 2009 ESPP.

Q:	Who will tabulate the votes?

A:	Brocade has designated a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Innisfree to assist with the solicitation for an estimated fee of $15,000, plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy relating to the meeting for our 2013 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by us no later than October 31, 2012. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2013 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our Bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2012 Annual Meeting. If the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 90 days prior to the 2013 Annual Meeting and no later than the later of (i) the 60th day prior to the date of the 2013 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2013 Annual Meeting is first made by Brocade. Our Bylaws require that certain information and acknowledgments with respect to the proposal or the nominee, applicable, and the stockholder making the proposal or the nomination be set forth in the notice. Our Bylaws have been publicly filed with the SEC and can also be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our Investor Relations group at 408-333-4000 or write to Investor Relations, Brocade Communications Systems, Inc., 130 Holger Way, San Jose, CA 95134. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of nine members: Judy Bruner, Renato (Renny) A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko, L. William Krause, and Sanjay Vaswani. Mr. House serves as Chairman of the Board of Directors. The Board of Directors has determined that each of the directors other than Mr. Klayko is an independent director within the meaning set forth in the NASDAQ listing rules and as required by the rules and regulations of the SEC, as currently in effect. There are no family relationships between any director and an executive officer.

The Board of Directors held seven meetings during fiscal year 2011. The Board also acted once by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and the committees on which such director served during fiscal year 2011.

Information about the Directors and Nominees

The Board of Directors was previously divided into three classes, with each class serving for a three-year term. Beginning with our 2011 annual meeting, director nominees that were elected began to serve for a one-year term until the next annual meeting of stockholders. Set forth below is information regarding our directors and the nominees as of January 20, 2012:

Name	Age	Position	Director Since
Directors whose terms will expire at the 2012 Annual Meeting
Judy Bruner	53	Director	2009
John W. Gerdelman	59	Director	2007
David L. House	68	Chairman	2004
Glenn C. Jones	66	Director	2006
Michael Klayko	57	CEO and Director	2005
L. William Krause	69	Director	2004
Directors whose terms will expire at the 2013 Annual Meeting
Renato (Renny) A. DiPentima	71	Director	2007
Alan L. Earhart	68	Director	2009
Sanjay Vaswani	52	Director	2004

Business Experience and Qualifications of Directors

Nominees.

Judy Bruner has served as a director since January 2009. Ms. Bruner has been the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products, since June 2004. Ms. Bruner served as Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner holds a B.A. degree in economics from the University of California, Los Angeles and an M.B.A. degree from Santa Clara University.

Ms. Bruner’s years of executive leadership and management experience in the high technology industry, her experience in the finance and accounting fields, and her more than two years of service as a director of Brocade make her an invaluable member of our Board of Directors.

John W. Gerdelman has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. From January 2010 through April 2011, Mr. Gerdelman served as the president of Long Lines Wireless. From January 2000 through March 2010, he was the Chairman of Intelliden Corporation, a company he co-founded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations; that company was then sold to IBM in March 2010. From April 2002 to December 2003, Mr. Gerdelman was the Chief Executive Officer for Metromedia Fiber Networks. From January 2000 until March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From April 1999 to December 1999, he served as the President and CEO of USA.NET. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Communications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology, including President of the Network and Information Technology Division and served as CEO of Long Lines Limited, a startup call center company, and currently serves as a director and president. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations and served in the U.S. Navy as a Naval Aviator. Mr. Gerdelman also currently serves as a director of the following public companies: Sycamore Networks, Inc., an optical switching company, and Owens & Minor, Inc., a national distributor of medical and surgical supplies and healthcare supply-chain management. During the last five years, he also previously served as a director for the following public companies: APAC Customer Services, Inc. and Proxim Wireless Corporation. He received his B.S. degree in chemistry from the College of William and Mary, where he now serves as the Chairman of their Real Estate Foundation.

Mr. Gerdelman’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than four years of service as a director of Brocade make him an invaluable member of our Board of Directors.

David L. House has served as a director since 2004 and as the Chairman of our Board of Directors since December 2005. From January 2005 through December 2005, he served as Executive Chairman of the Board. Mr. House served as Chairman and Chief Executive Officer of Allegro Networks, a privately held provider of digital networking equipment, from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until August 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House served in senior management positions at Intel Corporation for 23 years. During the last five years, Mr. House also previously served as a director for the following public company: Credence Systems Corporation. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University.

Mr. House’s years of executive leadership and management experience in the high technology industry and his more than seven years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Glenn C. Jones has served as a director since April 2006. Mr. Jones has served as a business consultant to technology companies since 1998. Mr. Jones previously served as Chief Financial Officer of Cirrus Logic, Inc. as well as Chief Financial Officer of PMC-Sierra, Inc. Prior to these public company roles, he was Chief Financial Officer for Metaphor Computer Systems, Inc., a privately held company, and served as General Manager of Metaphor’s computer systems business which was acquired by IBM Corporation. He also was the founding Chief Financial Officer and Vice President of Operations for Gain Computer Systems, which was acquired by Sybase Corp. Mr. Jones, a Certified Public Accountant, received a B.S. degree in accounting from the University of Illinois and an M.B.A. from Golden Gate University.

Mr. Jones’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, and his more than four years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Michael Klayko has served as our Chief Executive Officer and as a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko also currently serves as a director of the following public company: PMC Sierra, Inc., a semiconductor company. Mr. Klayko received a B.S. degree in electronic engineering from Ohio Institute of Technology, in Columbus, Ohio.

Mr. Klayko’s more than 30 years of experience in the technology and data networking industries, his executive leadership and management experience in the those same industries and his more than six years of service as Chief Executive Officer and a director of Brocade make him an invaluable member of our Board of Directors. Mr. Klayko’s qualifications for membership on the Board of Directors also include his vision of innovation and expertise in technology, economic competitiveness and tax reform policies that have led him to serve as Vice Chair of the Silicon Valley Leadership Group, a non-profit entity that focuses on issues and policy which affect companies in the Silicon Valley, and also serve on the board of the Tech Museum in Silicon Valley.

L. William Krause has served as a director since 2004. Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc. which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as director for the following public companies: Coherent, Inc., a leading supplier of Photonic-based systems, and Core-Mark Holdings, Inc., a distributor of packaged consumer goods. During the last five years, Mr. Krause also previously served as a director for the following public companies: Sybase, Inc., Packeteer, Inc. and TriZetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel.

Mr. Krause’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than six years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Directors with Continuing Terms (Current Term Will Expire at the 2013 Annual Meeting)

Renato (Renny) A. DiPentima has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Dr. DiPentima is the retired President and Chief Executive Officer of SRA International, a provider of technology and strategic consulting services and solutions, where he served from January 2005 until March 2007. From November 2003 to January 2005, he served as SRA’s President and Chief Operating Officer. Prior to that, Dr. DiPentima served as Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001. From July 1997 to January 2001, he served as President of SRA’s government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as Vice President and as SRA’s Chief Information Officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the U.S. federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. During the last five years, Dr. DiPentima also previously served as a director for the following public company: SRA International, Inc. Dr. DiPentima also serves on several governmental and corporate advisory boards. Dr. DiPentima received a B.A. degree from New York University, an M.A. degree from George Washington University and a Ph.D. degree from the University of Maryland. He has also completed the program for Senior Managers at the John F. Kennedy School of Government at Harvard University.

Mr. DiPentima’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than four years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Alan L. Earhart has served as a director since February 2009. Mr. Earhart served as a member of the Board of Directors of Foundry Networks, Inc. from August 2003 until December 2008 when Foundry was acquired by Brocade. From 1970 until he retired in 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart also currently serves as a director for the following public companies: Rovi Corporation (formerly Macrovision Solutions Corporation) and NetApp, Inc. (formerly Network Appliance, Inc.). During the last five years, Mr. Earhart also previously served as a director for the following public companies: Quantum Corporation and Monolithic Power Systems, Inc. Mr. Earhart received a B.S. degree in accounting from the University of Oregon.

Mr. Earhart’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than seven years of combined service as a director of Foundry and Brocade make him an invaluable member of our Board of Directors.

Sanjay Vaswani has served as a director since April 2004. Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani serves as a director of Blue Star Infotech Ltd., an Indian publicly traded software services firm. Mr. Vaswani earned a B.B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Mr. Vaswani’s years of executive leadership and management experience in the high technology industry, his service on other public company boards, and his more than six years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Committees of the Board of Directors

The Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, and Corporate Development. The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. The Board of Directors has determined that all members of each committee of the Board of Directors are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect, except Mr. Klayko, who serves as Chairman of our Corporate Development Committee.

The following chart details the membership of each standing committee for fiscal year 2011, which is current as of January 20, 2012, and the number of meetings each committee held in fiscal year 2011.

Name of Director	Audit	Compensation	Nominating & Corporate Governance	Corporate Development
Judy Bruner	M
Renato A. DiPentima		M	M
Alan L. Earhart	M
John W. Gerdelman	M			M
David L. House		M	M	M
Glenn C. Jones	C
Michael Klayko				C
L. William Krause		M	C
Sanjay Vaswani		C	M
Number of Meetings in Fiscal 2011	10	11	5	1

M = Member

C = Chair

Audit Committee

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees, the independent registered public accountants; pre-approves audit and non-audit services provided by the independent registered public accountants; reviews the results and scope of audit and other services provided by the independent registered public accountants; reviews the accounting principles and practices and procedures used in preparing our financial statements; oversees the Company’s internal audit function; and reviews our internal controls.

The Audit Committee works closely with management and our independent registered public accountants. The Audit Committee also meets with our independent registered public accountants without members of management present, on a quarterly basis, following completion of our independent registered public accountants’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed.

The Nominating and Corporate Governance Committee has determined that each of Ms. Bruner and Messrs. Earhart, Jones and Gerdelman is an “audit committee financial expert” as defined by SEC rules, as currently in effect.

The Audit Committee Report is included in this proxy statement on page 70. A copy of the Audit Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance Section of our investor relations webpage.

Compensation Committee

The Compensation Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies generally; (ii) overseeing, evaluating and approving executive officer and director compensation plans, policies and programs; and (iii) reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by Securities and Exchange Commission rules to be included in the Company’s annual proxy statement.

The Compensation Committee Report is included herein on page 58. A copy of the Compensation Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (i) considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; (ii) develops and recommends governance principles applicable to Brocade; (iii) oversees the evaluation of the Board of Directors and management from a corporate governance perspective; and (iv) reviews Brocade’s reporting in documents filed with the SEC to the extent related to corporate governance.

A copy of the Nominating and Corporate Governance Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Stockholder Recommendations.    The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations submitted for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to the attention of our Corporate Secretary re: stockholder director recommendation. In addition, procedures for stockholder direct nomination of directors are discussed in the section titled “Questions and Answers about the Proxy Materials and our Annual Meeting,” and are discussed in detail in our Bylaws, a copy of which is available on the SEC’s EDGAR website and on the investor relations section of our website at www.brocade.com.

Director Qualifications.    The Nominating and Corporate Governance Committee does not have any specific, minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee, but uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors, including, among others, independence, diversity, skills and experience. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. A director should have broad experience at the policy-making level in business, government, education, technology or public interest. A director should be committed to enhancing stockholder value and should have sufficient time to carry out his or her duties, and to provide insight and practical wisdom based on their past experience. A director’s service on other boards of public companies should be limited to a number that permits him or her, given his or her individual circumstances, to perform responsibly his or her director duties, but no director should serve on more than four additional public company boards. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors.    The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Majority Voting.    Effective following our 2008 Annual Meeting of Stockholders, we implemented majority voting for directors. As a condition to re-nomination, each incumbent director is required to submit a resignation of his or her directorship in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election at the meeting of stockholders, as described in the Company’s Bylaws, as amended, and the Board accepts the resignation. The Board will publicly disclose its decision regarding the acceptance or rejection of the resignation and the rationale behind it within 90 days from the date of the certification of the election results.

Corporate Development Committee

The Corporate Development Committee works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy. The Corporate Development Committee has the authority to approve certain transactions; and for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration.

A copy of the Corporate Development Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, Messrs. DiPentima, House, Krause and Vaswani served as members of the Compensation Committee. No member of the Compensation Committee during fiscal 2011 was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. All members of the Board of Directors attended the 2011 Annual Meeting of Stockholders, either in person or via teleconference.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 130 Holger Way, San Jose, California 95134. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify. All communications will be reviewed by the General Counsel or Vice President of Investor Relations. All appropriate business-related communications as reasonably determined by the General Counsel or Vice President of Investor Relations will be forwarded to the Board of Directors or, if applicable, to the individual director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions. The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions and relates to certain elements of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on our investor relations webpage.

Board Leadership and Role in Risk Oversight

The Board of Directors believes in the value of an independent board of directors. Currently, eight of the nine members of the Board of Directors are independent. This includes all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Brocade’s Chairman of the Board of Directors is also independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure benefits the Board and the Company by enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters. The independent members of the Board of Directors also meet regularly without management present.

Brocade believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. Brocade’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Brocade’s risk management. With the oversight of the Board of Directors, Brocade has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value. As an example of one such program, Brocade has implemented an enterprise risk management (“ERM”) program to identify, assess, govern and manage risks and Brocade’s response to those risks. The structure of the ERM program includes regular reviews by members of senior management. The Audit Committee receives regular reports on ERM. In addition, as part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Compensation Committee oversees compensation-related risk management, as discussed further under “Compensation Discussion and Analysis” on page 43.

Director Compensation

The following tables provide information about the compensation earned by non-employee directors who served during the 2011 fiscal year.

2011 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash	Option Awards(1)	Restricted Stock Unit Awards(2)		Total
Judy Bruner	$57,000	$44,002(3)	$57,000	(3)	$158,002
Renato A. DiPentima	$65,000	$44,002(3)	$57,000	(3)	$166,002
Alan Earhart	$57,000	$44,002(3)	$57,000	(3)	$158,002
John W. Gerdelman	$60,500	$44,002(3)	$57,000	(3)	$161,502
David L. House	$98,500	$65,862(4)	$57,000	(4)	$221,362
Glenn C. Jones	$72,000	$44,002(3)	$57,000	(3)	$173,002
L. William Krause	$70,000	$44,002(3)	$57,000	(3)	$171,002
Sanjay Vaswani	$73,000	$44,002(3)	$57,000	(3)	$174,002

(1)	These amounts reflect the grant date fair value as computed under FASB ASC Topic 718 for awards of options granted during fiscal 2011 and do not reflect the actual amounts earned. For additional information, see Note 14 of our financial statements in the Form 10-K for the year ended October 29, 2011, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2011, see the notes in our financial statements in the Form 10-K for the respective year.

(2)	This column represents the grant date fair value as computed under FASB ASC Topic 718 for awards of restricted stock units granted during fiscal 2011 and do not reflect the actual amounts earned.

(3)	During fiscal 2011, each of Ms. Bruner and Messrs. DiPentima, Earhart, Gerdelman, Jones, Krause and Vaswani received an option award for 20,000 shares of common stock on April 12, 2011 with a grant date fair value of $44,002 and a restricted stock unit award for 10,000 shares of common stock with a grant date fair value of $57,000.

(4)	During fiscal 2011, Mr. House received an option award for 20,000 shares of common stock on April 12, 2011 with a grant date fair value of $44,002; and an option award for 7,500 shares of common stock on April 12, 2011 with a grant date fair value of $21,860. Mr. House also received a restricted stock unit award on April 12, 2011 for 10,000 shares of common stock with a grant date fair value of $57,000.

Cash Compensation.    Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. The increased demand for qualified and talented public company directors requires that we provide adequate incentives for our directors’ continued performance and participation. Each non-employee member of the Board received in fiscal 2011 the fees as set forth below for his or her service on the Board and each committee of the Board (as of February 17, 2012, there have been no changes to director compensation fees for fiscal 2012 from fiscal 2011):

Fiscal Year 2011
Annual retainer for:
Board member	$30,000
Chairman of the Board	$30,000
Audit Committee Chair*	$25,000
Audit Committee member	$10,000
Compensation Committee Chair*	$15,000
Compensation Committee member	$7,000
Nominating/Governance Committee Chair*	$10,000
Nominating/Governance Committee member	$5,000
Corporate Development Committee Chair*	$10,000
Corporate Development Committee member	$5,000

*	A chair who is not an independent director is not entitled to receive a fee.

Additional fees per Board and committee meeting:
In person	$1,000
By telephone	$1,000

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

Equity Compensation.    Non-employee directors also participated in the Company’s 2009 Director Plan (the “2009 Director Plan”), which provide for automatic option grants and awards of restricted stock units (each an “RSU”) to directors for their service to the Company. Only non-employee directors may participate in the Director Plan. The 2009 Director Plan became effective as of our 2009 Annual Meeting of Stockholders when it was approved by our stockholders.

Stock Options.    Under the 2009 Director Plan, each non-employee director is entitled to receive the following automatic, non-discretionary grants of options:

Initial grant upon joining the Board(1)	50,000 shares
Automatic grant at each annual stockholders meeting(2)(3)	20,000 shares

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the earlier of the one year anniversary of the date of grant or the next annual stockholders meeting.

(3)	At the first (and only the first) Annual Meeting after a non-employee director first becomes an director, such director will receive at such Annual Meeting, a proportionate amount of the annual option grant (in lieu of the full annual option grant) based on the fiscal quarter in which such director was appointed.

All options have a term of 7 years under the 2009 Director Plan. The exercise price of options granted under the 2009 Director Plan is 100 percent of the fair market value of the Common Stock on the date of grant, as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant.

In addition to the grants above, the Chairman of the Board was and is entitled to receive an automatic grant at each annual stockholders meeting of an option to purchase 7,500 shares of Common Stock under the Company’s 2009 Stock Plan (the “2009 Stock Plan”). The option has an exercise price equal to 100 percent of the fair market value of the Common Stock on the date of grant as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant, has a term of 7 years and vests as to 1/4th of the shares each quarter, commencing on the 3rd anniversary of the date of grant and will be fully vested on the fourth anniversary of each grant.

In the event of a change in control as defined under the 2009 Director Plan, and if the option is not assumed or substituted in the applicable transaction, each option granted under the 2009 Director Plan becomes fully vested and exercisable. In such event, the option holder shall be notified that the option will be fully exercisable for a period of 30 days from the date of the notice. Upon expiration of the 30-day period, the option shall terminate. If the option is assumed or substituted, and the option holder’s status as a director of Brocade or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by such option holder, the option shall be accelerated and become fully exercisable with respect to all shares.

Options granted under the 2009 Director Plan may be exercised within 3 months following the date a director’s board service terminates, or within 12 months if termination of service was due to death or disability, but only to the extent that the director was entitled to exercise the option on the date of termination. If an option is not exercised within such 3 or 12-month time period, as applicable, the option shall terminate. In any event, a director may not exercise any option later than the expiration of the applicable term.

RSUs.    Under the 2009 Director Plan, each non-employee director is entitled to receive the following automatic, non-discretionary awards of RSUs (in addition to the grant of options described above):

Initial grant upon joining the Board(1)	15,000 RSUs
Automatic grant at each annual stockholders meeting(2)(3)	10,000 RSUs

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the earlier of the one year anniversary of the date of grant or the next annual stockholders meeting.

(3)	At the first (and only the first) Annual Meeting after a non-employee director first becomes an director, such director will receive at such Annual Meeting, a proportionate amount of the annual RSU award (in lieu of the full annual RSU award) based on the fiscal quarter in which such director was appointed.

An RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of common stock and is settled in stock. Each RSU represents an unfunded and unsecured obligation of the Company. The 2009 Director Plan requires settlement of earned restricted stock units to be made as soon as practicable after the date set forth in the award agreement evidencing the terms and conditions of the grant. On the participant’s termination as a director, all unvested RSUs will be forfeited to the Company.

Non-employee director cash and equity compensation is determined by the Compensation Committee. Independent, outside consultants meet with and provide recommendations of the form and amounts of compensation for non-employee directors to the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 17, 2012 as to (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, CA 94403-1906	53,985,113	11.77%
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	40,641,742	8.86%
Elliott Associates, L.P.(5) c/o Stephen M. Schultz Kleinberg, Kaplan, Wolff & Cohen, P.C. 551 Fifth Avenue New York, NY 10176	34,178,977	7.45%
The Vanguard Group, Inc.(6) 100 Vanguard Blvd. Malvern, PA 19355	22,753,929	4.96%
Judy Bruner(7)	122,500	*
Renato DiPentima(8)	240,826	*
Alan L. Earhart(9)	139,427	*
Daniel Fairfax(10)	313,655	*
John W. Gerdelman(11)	323,500	*
David L. House(12)	295,000	*
Glenn Jones(13)	210,000	*
Michael Klayko(14)	3,949,533	*
L. William Krause(15)	240,230	*
Sanjay Vaswani(16)	246,000	*
Tyler Wall(17)	555,093	*
Ian Whiting(18)	434,476	*
Richard Deranleau(19)	331,563	*
All Directors and Executive Officers as a group (12 persons)(20)	7,070,240	1.54%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire as of February 17, 2012 or within 60 days thereafter, including through the exercise of stock options.

(2)	Percentage of beneficial ownership is based upon 458,710,883 shares of Common Stock outstanding as of February 17, 2012. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of February 17, 2012, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Information based on Schedule 13G/A filed with the SEC on February 7, 2012.

a.	Franklin Resources, Inc. has the sole power to vote or to direct the vote of shares as follows:

Franklin Templeton Investment Management Limited:	5,439,071
Franklin Templeton Investments Corp.:	3,547,823
Templeton Investment Counsel, LLC:	4,543,400
Templeton Global Advisors Limited:	35,849,530
Templeton Asset Management Ltd.:	48,160
Franklin Templeton Institutional, LLC:	95,720
Franklin Templeton Investments Japan Limited:	14,000
Franklin Templeton Portfolio Advisors, Inc.	321,859

b.	Franklin Resources, Inc. has shared power to vote or to direct the vote of 22,490 shares with Templeton Global Advisors Limited.

c.	Franklin Resources, Inc. has the sole power to dispose or to direct the disposition of shares as follows:

Templeton Global Advisors Limited	36,386,180
Franklin Templeton Investment Management Limited:	7,125,781
Franklin Templeton Investments Corp.:	3,746,083
Templeton Investment Counsel, LLC:	5,120,570
Templeton Asset Management Ltd.:	954,390
Franklin Templeton Portfolio Advisors, Inc.	321,859
Franklin Templeton Institutional, LLC:	95,720
Franklin Templeton Investments Japan Limited:	14,000

d.	Franklin Resources, Inc. has shared power to dispose or to direct the disposition of 220,530 shares with Templeton Investment Counsel, LLC.

(4)	Information based on Schedule 13G filed with the SEC on February 14, 2012.

FMR LLC has the power to vote or dispose of the shares as follows:

a.	Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 39,713,830 shares owned by the Funds.

b.	Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Through their ownership of Series B voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

c.	Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

d.	Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 927,912 shares as a result of its serving as investment manager of institutional accounts owning such shares.

e.	Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 927,912 shares and sole power to vote or to direct the voting of 846,812 shares.

(5)	Information based on Schedule 13D/A filed with the SEC on January 13, 2012.

a.	Elliott Associates, L.P. and its wholly-owned subsidiaries (collectively, “Elliott”), beneficially owns 12,080,112 shares. Elliott owns its 12,080,112 shares through The Liverpool Limited Partnership (“Liverpool”), a Bermuda limited partnership, which is a wholly-owned subsidiary of Elliott.

Elliott International, L.P. (“Elliott International”) and Elliott International Capital Advisors Inc. (“EICA”) beneficially own an aggregate of 22,098,865 shares.

Collectively, Elliott, Elliott International and EICA beneficially own 34,178,977 shares.

b.	Elliott has the power to vote or direct the vote of, and to dispose or direct the disposition of, the shares of Common Stock beneficially owned by it.

Elliott International has the shared power with EICA to vote or direct the vote of, and to dispose or direct the disposition of, the shares owned by Elliott International.

(6)	Information based on Schedule 13G filed with the SEC on February 9, 2012.

Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 327,652 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares

(7)	Includes stock options to purchase 95,000 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(8)	Includes stock options to purchase 205,000 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(9)	Includes stock options to purchase 90,000 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(10)	Includes stock options to purchase 45,312 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(11)	Includes stock options to purchase 220,000 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(12)	Includes stock options to purchase 235,000 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(13)	Includes stock options to purchase 180,000 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(14)	Includes stock options to purchase 2,916,979 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter. Includes 22,889 shares owned by Mr. Klayko’s daughter (this shall not be construed as an admission that Mr. Klayko is, for the purposes of sections13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of the securities his daughter).

(15)	Includes stock options to purchase 210,000 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(16)	Includes stock options to purchase 215,000 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(17)	Includes stock options to purchase 527,499 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(18)	Includes stock options to purchase 402,649 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter.

(19)	Per Form 4 filed on June 9, 2011; Richard Deranleau, Brocade’s then current Chief Financial Officer, left Brocade effective as of June 20, 2011.

(20)	Includes stock options to purchase 5,342,439 shares of Common Stock exercisable as of February 17, 2012 or within 60 days thereafter; excludes Richard Deranleau.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors that were previously divided into three classes, each of which was elected for a three year term. At our 2010 annual meeting, our stockholders approved a proposal to declassify our Board of Directors and provide for annual elections of directors. Accordingly, each of the three directors elected at the 2011 annual meeting was elected for a one year term to expire at the 2012 annual meeting. At the 2012 annual meeting, each of the six directors (including those directors elected at the 2011 annual meeting whose terms are expiring after serving a one year term) will be elected for a one year term. In 2013, the terms of all nine directors will expire, and thereafter, all directors will be elected for a one year term. Terms of directors elected prior to this 2012 annual meeting will not be shortened.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Judy Bruner, John W. Gerdelman, David L. House, Glenn C. Jones, and Michael Klayko and L. William Krause as nominees for election at the Annual Meeting to the Board of Directors. If elected, each of Judy Bruner, John W. Gerdelman, David L. House, Glenn C. Jones, and Michael Klayko and L. William Krause will serve as directors until our annual meeting in 2013, and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. Please see “Nominees” on page 7 of this Proxy Statement for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Judy Bruner, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko and L. William Krause. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

Provided a quorum is present, directors are elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election in accordance with our Bylaws, directors shall be elected by the vote of a plurality of the votes cast.

Abstentions and broker non-votes will have no effect on the election of directors.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of Judy Bruner, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko and L. William Krause.

PROPOSAL TWO:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Executive compensation is an important matter for Brocade and our stockholders. This proposal provides Brocade’s stockholders with the opportunity to cast an advisory vote on executive compensation.

The core of Brocade’s executive compensation philosophy and practice continues to be based on a pay-for-performance philosophy. Brocade’s executive officers are compensated in a manner consistent with Brocade’s strategy, competitive practice, corporate governance principles we believe to be sound, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on Brocade’s executive compensation, including Brocade’s compensation philosophy and objectives and the 2011 compensation of the named executive officers.

The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2011:

•	Approximately 70% — 80% of total compensation is variable and tied to achievement of internal performance targets or Company stock price performance;

•	The Company’s performance was below internal performance targets, and therefore funding for the annual cash incentive plan was 89.97% of the target level; and

•

The Company granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, those awards include Performance Stock Units, which are earned based on a comparison of the Company’s stock price performance to the NASDAQ-100 index over a 2-year performance period;

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•	Change-of-control benefits are based on a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment before benefits are paid;

•

Brocade’s compensation programs are reviewed regularly by the Compensation Committee (the “Committee”), which has determined the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•	Brocade’s overall equity award based burn rate for fiscal year 2011 was 2.1%, and the adjusted burn rate was 3.1%.

•

Brocade’s equity award based overhang, which had increased significantly from approximately 12% to 28% in 2009 as a result of Brocade’s acquisition of Foundry Networks, Inc. (“Foundry”) in an all cash transaction, decreased from approximately 22% in 2010 to approximately 16% in 2011.

Burn rate is defined as the number of equity awards granted in the year, divided by total shares outstanding. Adjusted burn rate includes a premium applied to full value shares (e.g., RSUs and PSUs) consistent with ISS policy. Overhang is defined as the number of outstanding options and equity awards, divided by total shares outstanding. For burn rate, adjusted burn rate and overhang, the amounts for fiscal 2011 do not include the grants made in the final week of fiscal 2011 to the named executive officers and other vice presidents of the Company because those grants were made as part of the compensation package for fiscal 2012.

In addition, in January 2012, the Compensation Committee, with the assistance of an independent compensation consulting firm, reviewed Brocade’s compensation policies and practices and determined that Brocade’s compensation policies and practices do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company.

Based on the above, we request that stockholders approve the compensation of Brocade’s named executive officers as described pursuant to the disclosure rules of the Securities and Exchange Commission pursuant to the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

Approval of the advisory resolution on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” Proposal Two.

PROPOSAL THREE:

AMENDMENT AND RESTATEMENT OF THE 2009 STOCK PLAN

The stockholders are being asked to approve an amendment and restatement (the “Stock Plan Amendment”) of the 2009 Stock Plan (the “Stock Plan”) to increase the Stock Plan’s share reserve by 35,000,000 shares. The Board has adopted the Stock Plan Amendment, subject to approval from the stockholders at the Annual Meeting. As of January 28, 2012, there were 8,688,027 shares available for issuance under the existing version of our 2009 Stock Plan prior to the amendment (the “Existing Stock Plan”). If the stockholders approve the Stock Plan Amendment, it will be effective as of the date of the 2012 Annual Meeting. The Board has determined that it is in the best interests of the Company and its stockholders to have a Stock Plan and is asking the Company’s stockholders to approve the Stock Plan Amendment.

Rationale for and Reasons Why the Board Recommends Voting for the Stock Plan Amendment

The Stock Plan is a critical element of our compensation policy.    We believe that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. We believe that the Stock Plan increases our ability to achieve this objective by allowing for several different forms of long-term incentive awards, which we believe will help us to recruit, reward, motivate and retain talented personnel.

We strongly believe that the approval of the Stock Plan Amendment is essential to our continued success. Our employees are our most valuable asset. Accordingly, the approval of the Stock Plan Amendment is in the best interest of our stockholders because equity awards granted under the Stock Plan help us to:

•	attract, motivate, and retain talented employees;

•	align employee and stockholder interests;

•	link employee compensation with company performance; and

•	maintain a culture based on employee stock ownership.

Key Considerations.

•	Low Burn Rate. Our gross burn rate has averaged approximately 3% over the past four years, and we believe our burn rate aligns with our peer companies;

•

Shares are Broadly Distributed. Our stock plan is widely spread among all employees; for example, our Named Executive Officers (as defined below) received approximately 8% of the shares awarded in fiscal 2011, while the remaining majority went to the broader employee population and employee new hires;

•	Share Repurchases. Our share repurchase program benefits our stockholders’ value by reducing the potential dilution of the shares previously approved under the Existing Stock Plan; and

•

Declining Overhang Percentage. As a result of the all-cash acquisition of Foundry Networks in December 2008, our issued overhang increased significantly from prior years. We have since steadily reduced our issued overhang from 28.2% at the end of fiscal 2009 to 15.9% at the end of fiscal 2011, and expect it to continue to decrease in fiscal 2012 and beyond.

The Stock Plan Conforms to Best Practices.    We designed the Stock Plan to conform to best practices in equity incentive plans. For example, the Stock Plan:

•	Prohibits equity award repricing without stockholder approval;

•	Does not permit options to be granted with a term exceeding seven years;

•

Permits the granting of full-value awards such as restricted stock and restricted stock units, which can be used in lieu of stock options to reduce the total number of our shares necessary to grant competitive equity awards;

•	Eliminates the “evergreen” provision that our 1999 Stock Plan previously provided, thus eliminating the automatic annual increase in the number of shares available; and

•	Applies a fungible share design whereby each full-value award issued (other than options and SARs) results in a debit to the Stock Plan share pool of 1.56 shares.

If our stockholders do not approve the Stock Plan Amendment, our plans to operate our business could be adversely affected. Additionally, we may need to instead offer material cash-based incentives to compete for talent, which could have a significant effect upon our quarterly results of operations and balance sheet. Moreover, this would not be competitive with most other technology companies and our peer companies.

Our future success depends heavily on our ability to attract and retain high caliber employees. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to hire and motivate the quality personnel we need to compete.

Our Burn Rate Remains Consistently Low.    Our burn rate has remained low, and as depicted in the following table, we have reduced our burn rate in recent years.

Fiscal Year	Adjusted Gross Burn Rate(1)	Gross Burn Rate(2)
2011(3)	3.1%	2.1%
2010	4.1%	2.8%
2009	6.3%	4.6%

(1)	“Adjusted Gross Burn Rate” includes a premium of 1.5x applied to full value shares (e.g., RSUs and PSUs) versus options as consistent with ISS policy.

(2)	“Gross Burn Rate” is defined as the number of equity awards granted in the year, divided by total shares outstanding.

(3)	The amounts for fiscal 2011 do not include the grants made in the final week of fiscal 2011 to the named executive officers and other vice presidents of the Company because those grants were made as part of the compensation package for fiscal 2012. If the grants had been included with the other equity awards granted during fiscal 2011, then amounts for fiscal 2011 would have been 4.1% and 2.7% for the adjusted gross burn rate and gross burn rate, respectively.

Overhang Percentage.    Our current issued overhang percentage has been steadily decreasing from a high of 28.2% at the end of fiscal 2009, following our all-cash acquisition of Foundry in December 2008. As the remaining options under the Foundry equity plan and other Brocade equity plans expire or are exercised over the next 2 years, we expect the overhang to continue to be reduced.

Fiscal Year	Issued Overhang(1)
2011(2)	15.9%
2010	21.6%
2009	28.2%

(1)	Issued overhang is defined as the number of outstanding options and equity awards, divided by total shares outstanding.

(2)	The amounts for fiscal 2011 do not include the grants made in the final week of fiscal 2011 to the named executive officers and other vice presidents of the Company because those grants were made as part of the compensation package for fiscal 2012. If the grants had been included with the other equity awards granted during fiscal 2011, then the amounts for fiscal 2011 would have been 16.6% for the issued overhang.

Share Repurchase Program.    We have an active share repurchase program. For example, in fiscal 2011, we repurchased 48 million shares under that program, and as of the end of fiscal 2011 approximately $178 million remains available for repurchase from prior Board approvals. We anticipate that the Board will authorize additional repurchases that will help offset potential dilution of our common stock from the Stock Plan.

Tax Aspects.    The Stock Plan is also designed to allow us to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares, performance units and performance bonuses awarded under the Stock Plan to qualify as “performance-based” within the meaning of Code Section 162(m), the Stock Plan limits the sizes of such awards as further described below. By its approval of the Stock Plan Amendment the stockholders will be approving, among other things, eligibility requirements for participation in the Stock Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the awards described below.

For these reasons, we request that stockholders approve the Stock Plan Amendment and the reservation of 35,000,000 additional shares for issuance. We anticipate such number of shares, when added to our remaining share reserve in the Existing Plan, will be sufficient to attract and retain key employees through at least April 2015. If the Stock Plan Amendment is not approved, we do not expect to be able to offer competitive equity packages to retain our current employees and hire new employees. The Existing Stock Plan, however, will continue to govern awards previously granted under it.

Description of the 2009 Stock Plan

The following is a summary of the principal features of the Stock Plan and its operation. The summary is qualified in its entirety by reference to the Stock Plan itself set forth in Appendix A.

General.    The Stock Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights, (v) performance units and performance shares, and (vi) and other stock or cash awards. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Stock Plan include employees, directors and consultants who provide services to the Company and any parent or subsidiary. As of February 17, 2012, approximately 4,500 employees, consultants and directors would be eligible to participate in the Stock Plan. The Stock Plan will remain in effect for a term of 10 years.

Number of Shares of Common Stock Available Under the Stock Plan.    Initially, the Board reserved 48 million shares of our common stock for issuance under the Stock Plan, plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 40,335,624 shares. The shares may be authorized, but unissued, or reacquired common stock. We are requesting stockholders approve an increase of 35,000,000 in the number of shares reserved for issuance under the Stock Plan.

Shares subject to Awards of restricted stock, restricted stock units, performance units, and performance shares (“Full Value Awards”) count against the share reserve as 1.56 shares for every share subject to such an

Award. To the extent that a share that was subject to a Full Value Award is returned to the Stock Plan, the Stock Plan reserve will be credited with 1.56 shares that will thereafter be available for issuance under the Stock Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Full Value Awards, is forfeited to or repurchased by the Company, the unpurchased shares (or for Full Value Awards, the forfeited or repurchased shares) will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). With respect to stock appreciation rights, all shares subject to a stock appreciation right will cease to be available under the Stock Plan, other than shares forfeited due to failure to vest which will become available for future grant or sale under the Stock Plan (unless the Stock Plan has terminated). Shares that have actually been issued under the Stock Plan under any Award will not be returned to the Stock Plan and will not become available for future distribution under the Stock Plan, except that if shares issued pursuant to Full Value Awards are repurchased by the Company or forfeited to the Company, such shares will become available for future grant under the Stock Plan.

Shares used to pay the exercise price of an Award or satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Incentive Plan. To the extent an Award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the Stock Plan.

If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the common stock, repurchase, or exchange of shares or other securities of the Company, or, in the Board’s sole discretion, other change in our corporate structure affecting our common stock, subject to any required action by stockholders, the Administrator will proportionately adjust the number of shares covered by each outstanding Award, the number of shares available for issuance under the Stock Plan and the price per share covered by each outstanding Award.

Administration of the Stock Plan.    The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board (referred to herein as the “Administrator”), will administer the Stock Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Code Section 162(m) so that the Company can receive a federal tax deduction for certain compensation paid under the Stock Plan. Subject to the terms of the Stock Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, to interpret the provisions of the Stock Plan and outstanding Awards, and to take other appropriate actions as provided under the Stock Plan. In addition, the Administrator may not amend any Award to reduce the exercise price of that Award or cancel any outstanding Award in exchange for cash or other Awards with a lower exercise price than the original Award, unless such action is approved by stockholders.

Options.    The Administrator is able to grant nonstatutory stock options and incentive stock options under the Stock Plan. The Administrator determines the number of shares subject to each option, although the Stock Plan provides that a participant may not receive options for more than 3,000,000 shares in any fiscal year, except in connection with his or her initial service with the Company, in which case he or she may be granted an option to purchase up to an additional 3,000,000 shares.

The Administrator determines the exercise price of options granted under the Stock Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed seven years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement (except as otherwise expressly provided for). If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for 3 months (or 12 months in the case of death or disability) following his or her termination of service. In no event may an option be exercised later than the expiration of its term.

Restricted Stock.    Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. The Award agreement will generally grant us a right to repurchase or reacquire the unvested shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 3,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 3,000,000 shares of restricted stock in connection with his or her initial service with us.

Restricted Stock Units.    Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes are satisfied. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 3,000,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 3,000,000 restricted stock units in connection with his or her initial service with us.

Stock Appreciation Rights.    The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash, common stock of equivalent value, or a combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Stock Plan. The Administrator, subject to the terms of the Stock Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Stock Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed 7 years. No participant will be granted stock appreciation rights covering more than 3,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 3,000,000 shares in connection with his or her initial service with us.

After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement (except as otherwise expressly provided for). If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for 3 months (or 12 months in the case of death or disability) following his or her termination of service. In no event will a stock appreciation right be exercised later than the expiration of its term.

Performance Units and Performance Shares.    The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its sole discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than 3,000,000 performance shares and no participant will receive performance units having an initial value greater than $15,000,000, except that a participant may be granted performance shares covering up to an additional 3,000,000 performance shares in connection with his or her initial service with us. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.

Performance Goals.    The granting and/or vesting of Full Value Awards and other incentives under the Stock Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: cash position, company free cash flow, earnings per share, earnings before interest, taxes, depreciation and amortization, gross margin, internal rate of return, net cash provided by operations, net income, operating cash flow, operating expenses, operating income, profit before tax, return on assets, return on equity, return on gross fixed assets, return on sales, revenue, revenue growth, and total stockholder return. The performance goals may differ from participant to participant and from Award to Award. Any criteria used may be measured in absolute terms, measured in terms of growth, compared to another company or companies, measured against the market and/or applicable market indices, measured against the performance of the Company as a whole or a segment of the Company, and/or measured on a pre-tax or post-tax basis, if applicable.

Transferability of Awards.    Awards granted under the Stock Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. Additionally, the Administrator may not determine and implement the terms of conditions of any program that would permit participants the opportunity to transfer for value any outstanding Awards to a financial person or other person without stockholder approval.

Merger or Change in Control.    In the event of a merger or change in control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards that would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, all restricted stock units will fully vest, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met unless otherwise expressly provided for in the Award agreement. In addition, if an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the Award will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Award will terminate upon the expiration of such period.

Amendment and Termination of the Stock Plan.    The Board will have the authority to amend, alter, suspend or terminate the Stock Plan, except that stockholder approval will be required for any amendment to the Stock Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Stock Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Stock Plan will terminate in 2019, unless the Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors.    The number of Awards that an employee, director or consultant may receive under the Stock Plan is at the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the Existing Stock Plan during fiscal 2011, (ii) the average per share exercise price of such options, (iii) the aggregate number of restricted stock units and/or performance stock units granted under the Existing Stock Plan during fiscal 2011, and (iv) the dollar value of such restricted stock units and/or performance stock units. There were no grants of restricted stock, stock appreciation rights, or performance shares under the Existing Stock Plan during fiscal 2011.

Name of Individual or Group	Number of Options Granted (#)	Average Per Share Exercise Price ($)		Number of Stock Units(1) (#)	Dollar Value of Stock Units(1) ($)
Michael Klayko	-0-	$	n/a	380,000		$2,045,600
Daniel Fairfax	-0-	$	n/a	82,000		$447,310
Tyler Wall	-0-	$	n/a	95,000		$511,650
Ian Whiting	-0-	$	n/a	136,000		$732,120
Richard Deranleau	-0-	$	n/a	136,000		$732,120
All executive officers, as a group	-0-	$	n/a	951,500		$5,128,625
All directors who are not executive officers, as a group	7,500		$5.70	-0-	$	n/a
All employees who are not executive officers, as a group	75,000		$4.97	10,672,643		$62,429,824

(1)	The amounts for fiscal 2011 do not include the grants made on October 25, 2011, four days before the end of fiscal 2011, to the then current named executive officers. Those grants were made as part of the compensation package for fiscal 2012 as approved by the Committee. If the awards had been included with the other stock awards granted during fiscal 2011, then the amount of stock units for each of Messrs. Klayko, Fairfax, Wall and Whiting would have been 830,000, 382,000, 245,000, 286,000, respectively, and the dollar value amounts for each of Messrs. Klayko, Fairfax, Wall and Whiting would have been $4,012,100, $1,746,310, $1,161,150 and $1,381,620, respectively.

Certain Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Stock Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than 2 years after the grant date and more than 1 year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the 2 or 1 year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its 4 most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Stock Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Stock Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A.    Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Stock Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required

Approval of the amendment and restatement of the 2009 Stock Plan requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the amendment and restatement of the 2009 Stock Plan and the number of shares reserved for issuance under this incentive plan.

PROPOSAL FOUR:

AMENDMENT AND RESTATEMENT OF THE 2009 EMPLOYEE STOCK PURCHASE PLAN

The stockholders are being asked to approve an amendment and restatement (the “Purchase Plan Amendment”) of the 2009 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the Purchase Plan’s share reserve by 30,000,000 shares. The Board has adopted the Purchase Plan Amendment, subject to approval from the stockholders at the Annual Meeting. As of January 28, 2012, there are 14,217,691 shares available for issuance under the existing version of our 2009 Employee Stock Purchase Plan prior to the amendment (the “Existing Purchase Plan”). If the stockholders approve the Purchase Plan Amendment, it will be effective as of the 2012 Annual Meeting. If the Purchase Plan Amendment is not approved, we do not expect to be able to offer competitive equity packages to retain our current employees and hire new employees after fiscal 2013. The Existing Purchase Plan, however, will continue to govern awards previously granted under it. The Board has determined that it is in the best interests of the Company and its stockholders to have an employee stock purchase plan and is asking the Company’s stockholders to approve the Purchase Plan Amendment.

Rationale for and Reasons Why the Board Recommends Voting for the Proposed Purchase Plan Amendment

Key Considerations.

•	The Purchase Plan is available to all employees, and the majority of participants are non-executive officers;

•	The Purchase Plan enables us to attract, motivate, and retain talented employees;

•	The Purchase Plan aligns employee and stockholder interests; and

•	The Purchase Plan maintains a culture based on employee stock ownership.

For these reasons, we request that stockholders approve the Purchase Plan Amendment and the reservation of 30,000,000 additional shares for issuance. We anticipate such number of shares, when added to our remaining share reserve in the Existing Purchase Plan, will be sufficient through at least the end of fiscal 2014.

Description of the 2009 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan itself set forth in Appendix B.

General

The Purchase Plan was originally approved by our stockholders at our annual meeting on April 15, 2009. Prior to the Purchase Plan Amendment, the Purchase Plan was most recently amended on March 9, 2011. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to purchase shares of the Common Stock through payroll deductions, to enhance the employees’ sense of participation in the Company and its participating subsidiaries, and to provide an incentive for continued employment. The Purchase Plan will remain in effect for a term of 10 years.

Shares Available for Issuance

Initially, our stockholders approved a total of 35,000,000 shares of Common Stock to be reserved for issuance under the Purchase Plan. We are now requesting stockholders approve an increase of 30,000,000 in the number of shares reserved for issuance under the Purchase Plan.

Administration

The Purchase Plan will be administered by the Board or the Compensation Committee of the Board (in either case, the “Administrator”). Subject to the provisions of the Purchase Plan, all questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

Each of the Company’s (or the Company’s participating subsidiaries) employees who are common law employees of the Company or a participating subsidiary on the first trading day of the applicable offering period and whose customary employment with the Company or one of the Company’s participating subsidiaries is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of the Company’s capital stock or the capital stock of any Company parent or subsidiary, or (ii) to the extent that his or her rights to purchase stock under all of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Additionally and prior to the beginning of an applicable offering period, the Administrator may from time to time determine on a uniform and nondiscriminatory basis that the following may not be eligible employees: an individual who (a) has not completed at least 2 years of service (or such lesser time as determined by the Administrator, (b) customarily works not more than 20 hours per week (or such lesser time as determined by the Administrator), (c) customarily works not more than 5 months per calendar year (or such lesser time as determined by the Administrator), (d) is an officer or other manager, or (e) is a highly compensated employee under Section 414(q) of the Internal Revenue Code of 1986, as amended (the “Code”). As of November 1, 2012, approximately 4,423 employees were eligible to participate in the Purchase Plan.

Offering Period

Each offering period under the Purchase Plan will have a duration of up to approximately 24 months or such shorter period of time as determined by the Administrator. Each offering period will contain purchase periods during which shares of Common Stock may be purchased on behalf of the participant in accordance with the terms of the Purchase Plan. Typically a purchase period will occur every six months, subject to discretion of the Administrator.

Eligible employees may participate in the Purchase Plan by (i) delivering a subscription agreement in a form designated by the Company or (ii) following an electronic or other enrollment procedure prior to the beginning of an offering period authorizing payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 15% of a participant’s compensation during the offering period. For purposes of the Purchase Plan, “compensation” shall mean an employee’s base straight time gross earnings and commissions, inclusive of payments for overtime, shift premium, incentive compensation, bonuses and other cash compensation. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company or one of the Company’s participating subsidiaries terminates. On the first trading day of each offering period (the “offering date”), each participant automatically is granted an option to purchase shares of the Common Stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised on the last trading day of an offering period to the extent of the payroll deductions accumulated during such offering period.

Purchase Price

The purchase price will be 85% of the lesser of the fair market value of the Common Stock on (i) the offering date, or (ii) the last day of the offering period; provided, however, that the purchase price for subsequent offering period may be determined by the Administrator, subject to compliance with the Code and the terms of the Purchase Pan. The fair market value of the Common Stock on any relevant date will be the closing price per share as reported on any established stock exchange or a national market system, or the average of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. In the absence of an established market for the Common Stock, the fair market value will be determined by the Administrator.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions made during each offering period. The number of whole shares that a participant may purchase in each offering period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase period by the purchase price; provided, however, that in no event will a participant be permitted to purchase during each 6-month purchase period more than 5,000 shares, subject to adjustment, and provided further that the purchase of shares will be subject to the Purchase Plan’s share reserve limit and the provisions of the Purchase Plan. No fractional shares will be purchased under the Purchase Plan and any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in a participant’s account for the subsequent offering period.

All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan, are withheld in whole percentages only and are included with the Company’s general funds. Funds received by the Company pursuant to exercises under the Purchase Plan are used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal

A participant may withdraw all but not less than all of his or her payroll deductions from an offering period prior to the end of such offering period by (i) delivering a written notice to the Company on a form provided by the Company for such purpose or (ii) following an electronic or other withdrawal procedure. A participant’s withdrawal from the Purchase Plan will not affect his or her eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must re-enroll in the Purchase Plan in accordance with the Purchase Plan’s enrollment procedures.

Termination of Employment

Upon termination of a participant’s employment for any reason, his or her participation in the Purchase Plan will immediately terminate and the payroll deductions credited to the participant’s account will be returned to him or her and such participant’s option will automatically terminate.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change in Control

Changes in Capitalization.    The number and class of Common Stock deliverable under the Purchase Plan, the purchase price per share and the number of shares covered by each option under the Purchase Plan will be proportionately adjusted by the Administrator for any increase or decrease in the number of issued and outstanding shares of the Company resulting from a stock split or the payment of a stock dividend on the Common Stock, or any other change in the corporate structure of the Company affecting the Common Stock.

Dissolution or Liquidation.    In the event of the Company’s proposed dissolution or liquidation, the offering period will be shortened by setting a new exercise date and that the Purchase Plan will terminate immediately prior to such proposed dissolution or liquidation, unless otherwise provided by the Administrator. The Administrator will notify each participant in writing at least ten business days prior to the new exercise date that the purchase date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the Purchase Plan prior to such date.

Change in Control.    In the event of a merger or change in control (as defined in the Purchase Plan), each outstanding option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the offering period will be shortened by setting a new exercise date and will end on the new exercise date. The new exercise date will be prior to the proposed merger or other acquisition or sale. The Administrator will notify each participant in writing at least ten business days prior to the new exercise date that the purchase date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the Purchase Plan prior to such date.

Amendment and Termination of the Purchase Plan

The Administrator may amend, terminate or suspend the Purchase Plan at any time and for any reason. Generally, no such termination can adversely affect options previously granted and stockholder approval will be sought for certain changes as required by applicable law.

Upon its approval by the stockholders, the Purchase Plan will continue until the earlier to occur of (i) the termination of the Purchase Plan by the Administrator, (ii) the issuance of all of the shares reserved for issuance under the Purchase Plan, or (iii) April 15, 2019 (the date which is 10 years from the adoption of the Purchase Plan by the Board.

Number of Shares Granted to Employees

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. For illustrative purposes, the following table sets forth (i) the number of shares of our Common Stock that were purchased during fiscal 2011 under the Existing Purchase Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the applicable date of purchase.

Name of Individual or Group	Number of Shares Purchased (#)	Average Per Share Purchase Price ($)		Fair Market Value at Date of Purchase ($)
Michael Klayko	3,750		$4.2755		$6.6700
Daniel Fairfax	2,585		$4.2609		$6.0908
Tyler Wall	3,750		$4.2755		$6.6700
Ian Whiting	-0-	$	n/a	$	n/a
Richard Deranleau	3,750		4.2755		6.6700
All executive officers, as a group	19,533		$4.2693		$6.4248
All directors who are not executive officers, as a group	-0-	$	n/a	$	n/a
All employees who are not executive officers, as a group	8,437,573		$4.2588		$6.0054

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Vote Required

Approval of the amendment and restatement of the 2009 Employee Stock Purchase Plan requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 Employee Stock Purchase Plan. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the amendment and restatement of the 2009 Employee Stock Purchase Plan and the number of shares reserved for issuance under this incentive plan.

PROPOSAL FIVE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the fiscal year ending October 27, 2012 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its stockholders.

KPMG LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed by KPMG LLP during Fiscal Years 2011 and 2010

	Fiscal Year
	2011		2010
Audit Fees	$1,954,300		$1,896,000
Audit-Related Fees	7,500		250,978
Tax Fees	45,250		—

Total	$2,007,050	(1)	$2,146,978	(1)

(1)	Reflects the fees approved by Brocade and billed or to be billed by KPMG with respect to services performed for the audit and other services for the applicable fiscal year; there were no other fees other than as described above.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdiction, the preparation of an annual “management letter” on internal control matters and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-approval Policy. The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2011 and 2010, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements and the Audit Committee’s pre-approval policy.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal year 2012. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 27, 2012.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive and certain key officers as of January 20, 2012.

Name	Age	Position
Michael Klayko	57	Chief Executive Officer and Director
Daniel Fairfax	56	Vice President, Finance and Chief Financial Officer
Tyler Wall	46	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Ian Whiting	47	Senior Vice President, Worldwide Sales
Richard Deranleau	53	former Vice President, Finance and Chief Financial Officer

Michael Klayko has served as our Chief Executive Officer and as a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko also currently serves as a director of the following public company: PMC Sierra, Inc., a semiconductor company. Mr. Klayko received a B.S. degree in electronic engineering from Ohio Institute of Technology, in Columbus, Ohio.

Daniel Fairfax was named Chief Financial Officer and VP of Finance in June 2011. Mr. Fairfax joined Brocade in January 2009, as the result of the Company’s acquisition of Foundry Networks, where he served as Chief Financial Officer from January 2007 until December 2008. From January 2009 to August 2009, Mr. Fairfax served as Vice President Business Operations. From August 2009 to June 2011, Mr. Fairfax served as Vice President Global Services. Mr. Fairfax joined Foundry Networks in May 2006 as Vice President and Corporate Controller. Mr. Fairfax has more than 25 years of senior financial and operations management experience. Prior to joining Foundry Networks, Mr. Fairfax served as Senior Vice President and Chief Financial Officer of GoRemote Internet Communications. He also served as Chief Financial Officer of Ironside Technologies, Inc.; ACTA Technology; and NeoVista Software. Before that, Mr. Fairfax held senior financial management and operations positions at Siemens and Spectra-Physics. Mr. Fairfax holds a BA in Economics from Whitman College and an MBA from the University of Chicago, and is a Certified Public Accountant in California with an inactive license.

Tyler Wall has served as Vice President and General Counsel since June 2005 and as Corporate Secretary and Chief Compliance Officer since July 2005. Prior to joining Brocade, from February 2000 until June 2005, Mr. Wall served as Vice President and General Counsel of Chordiant Software, Inc., an enterprise software applications corporation, where he was also Corporate Secretary from January 2004 until June 2005. From 1998 to February 2000, Mr. Wall served as Chordiant’s Director of Legal Affairs. Prior to joining Chordiant, Mr. Wall worked at Oracle Corporation, a provider of database and application software, where he served as Corporate Counsel for the commercial licensing and distribution group. Mr. Wall received a B.S. degree in economics from the University of Utah, a J.D. from Santa Clara University School of Law, and an M.B.A. from Santa Clara University School of Business.

Ian Whiting has served as Senior Vice President, Worldwide Sales since March 2010. From January 2009 until March 2010, Mr. Whiting served as our Senior Vice President, Worldwide Sales & Marketing. From November 2007 until January 2009, Mr. Whiting served as Vice President and General Manager, Data Center

Infrastructure (DCI) and from May 2005 until November 2007 Mr. Whiting served as our Vice President, Worldwide Sales & Services. From 2003 to May 2005, Mr. Whiting served as Vice President of EMEA and Latin America, and from 2001 through 2002, he served as Executive Director of Partner Sales for EMEA. Prior to joining Brocade in 2001, he was Director of Compaq Storage Works EMEA. Mr. Whiting received a bachelor’s degree in French and German from the University College Swansea, an M.A. in European Business Studies from Cranfield School of Management, and a diploma of marketing from the Chartered Institute of Marketing in Maidenhead, United Kingdom.

Richard Deranleau served as our Chief Financial Officer and Vice President of Finance between May 2006 and June 2011, at which time he left the Company to pursue other interests.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Summary

Business Performance

Brocade provides comprehensive data networking solutions to organizations across the globe. For fiscal year 2011, Brocade reported annual revenues of $2.147 billion, compared to $2.091 billion in fiscal year 2010, which represented year-over-year growth of 2.7%. Brocade also reported diluted earnings per share (“EPS”) of $0.10 on a GAAP basis and $0.50 on a non-GAAP basis for fiscal year 2011. In fiscal year 2010, Brocade reported earnings of $0.24 diluted EPS on a GAAP basis and $0.58 diluted EPS on a non-GAAP basis.

Pay for Performance Philosophy

Our executive compensation program is based on an overarching pay-for-performance philosophy. We aim to provide compensation and benefit levels that will attract, retain, motivate and reward a highly talented executive team, while seeking to ensure that the compensation provided to our executives is linked to shareholder value. The table below illustrates the relationship between our Chief Executive Officer’s (“CEO”) compensation over our last five fiscal years and our indexed total shareholder return for those same five years.

Notes:

•	The chart above reflects the grant date fair value of equity awards as disclosed in Brocade’s proxy statements.

•

Total Shareholder Return (“TSR”) is calculated based on the closing stock price on the date of the fiscal year end per Yahoo finance. The TSR indexed to 2007 represents the percentage change over the 2007 fiscal year end price of $9.05.

•

The amount for the CEO’s actual total direct compensation for fiscal 2011 does not include the grant date fair value of an equity grant made on October 25, 2011, four days before the end of fiscal 2011; that equity grant was made as part of the compensation package for fiscal 2012 as approved by the Compensation Committee. See also the “Summary Compensation Table” on page 59 of this proxy statement.

Summary of 2011 Executive Compensation

The following lists key compensation matters for fiscal year 2011 with respect to our Named Executive Officers, as defined below:

•	Approximately 70% — 80% of total compensation is variable and tied to achievement of internal performance targets or Company stock price performance;

•	The Company’s performance was below internal performance targets, and therefore funding for the annual cash incentive plan was 89.97% of the target level; and

•

The Company granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, those awards include Performance Stock Units (“PSU”s), which are earned based on a comparison of the Company’s stock price performance to the NASDAQ-100 index over a 2-year performance period.

Other Important Matters

In addition to the compensation details provided above and discussed further below, other important details are as follows:

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•	Change-of-control benefits are based on a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment before benefits are paid;

•

Brocade’s compensation programs are reviewed regularly by the Compensation Committee (the “Committee”), which has determined the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•	Brocade’s overall equity award based burn rate for fiscal year 2011 was 2.1%, and the adjusted burn rate was 3.1%; and

•

Brocade’s equity award based overhang, which had increased significantly from approximately 12% to 28% in 2009 as a result of Brocade’s acquisition of Foundry Networks, Inc. (“Foundry”) in an all cash transaction, decreased from approximately 22% in 2010 to approximately 16% in 2011.

Burn rate is defined as the number of equity awards granted in the year, divided by total shares outstanding. Adjusted burn rate includes a premium applied to full value shares (e.g., RSUs and PSUs) consistent with ISS policy. Overhang is defined as the number of outstanding options and equity awards, divided by total shares outstanding. For burn rate, adjusted burn rate and overhang, the amounts for fiscal 2011 do not include the grants made in the final week of fiscal 2011 to the named executive officers and other vice presidents of the Company because those grants were made as part of the compensation package for fiscal 2012.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the 2011 compensation program for our principal executive officer, our principal financial officer (and former principal financial officer), and the two executive officers included in the Summary Compensation Table on page 59, who were the other executive officers of the Company during fiscal 2011 (the “Named Executive Officers” or “NEOs”). During fiscal 2011, these individuals were:

•	Michael Klayko, Chief Executive Officer;

•	Daniel Fairfax, Vice President, Finance and Chief Financial Officer;

•	Tyler Wall, Vice President, General Counsel and Corporate Secretary;

•	Ian Whiting, Senior Vice President, Worldwide Sales; and

•	Richard Deranleau, former Vice President, Finance and Chief Financial Officer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2011. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Committee arrived at the specific compensation decisions for our executive officers, including our NEOs, for fiscal 2011, including the key factors that the Committee considered in determining their compensation.

This Compensation Discussion and Analysis is divided into the following sections:

•	Our executive compensation philosophy and objectives;

•	The governance of our executive compensation program;

•	Our fiscal 2011 compensation components and decisions for our NEOs;

•	Other compensation policies; and

•	Tax and accounting considerations.

Executive Compensation Philosophy, Objectives and Mix

Compensation Philosophy

As noted above, our executive compensation program is based on an overarching pay-for-performance philosophy. Generally, the types of compensation and benefits provided to the NEOs are also provided to other officers reporting to the Chief Executive Officer.

Compensation Objectives

Consistent with our pay-for-performance philosophy, we designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly talented executive team within the context of responsible cost management;

•	Establish a direct link between the Company’s financial results and individual/team performance and compensation; and

•	Align the interests and objectives of our executives with those of our stockholders by linking executive equity awards to shareholder value creation.

Compensation Mix

Consistent with our pay-for-performance philosophy and compensation objectives, a significant portion of executive compensation is variable and performance-based. The key elements of executive compensation are:

Short-Term Compensation

•	Base salaries;

•	Annual Cash Incentive Targets, as defined below, which are tied to internal Company performance targets for revenue, operating income and other factors;

Long-Term Compensation

•

Performance Stock Units (“PSU”s), which are performance based shares that can be earned based on a comparison of the Company’s stock price performance to the NASDAQ-100 index over a 2-year performance period; and

•	Service-based Restricted Stock Units (“RSU”s), which vest based on continued service to the Company and also reflect the value of the Company’s stock price.

The target pay mix for our NEOs during fiscal 2011 reflects our pay-for-performance philosophy and can be illustrated as follows:

NOTE: The Annual Cash Incentive Target amounts are based on a specified target incentive percentage of 2011 base salary, subject to Company performance metrics. The Annual Cash Incentive Targets for the CEO and Senior Vice President of Sales include the Special Ethernet Bonus Program (“SEBP”) described below. The PSUs and RSUs (both long-term incentives) reflect grant date fair values.

We also provide our NEOs with (i) health and welfare benefits on substantially the same terms and conditions as they are provided to most of our other employees, and (ii) severance and change-in-control compensation.

Competitive Positioning

The Committee’s philosophy of maintaining compensation programs that are competitive includes a balance between aggressively hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure. The Committee does not establish a specific target percentile for the target compensation of our NEOs (i.e., we do not engage in “benchmarking” as that term is commonly used). When setting the amount of each compensation component for the NEOs, the Committee considers the following factors:

•	The Company’s performance relative to its peer group.

•	The Company’s performance against financial goals and objectives established by the Committee and Board of Directors.

•	Each individual NEO’s skills, experience, and qualifications relative to other similarly-situated executives at companies in the Company’s peer group.

•	The scope of the NEO’s role compared to other similarly-situated executives at companies in the Company’s peer group.

•

The performance of each individual NEO, based on a subjective assessment of his or her contributions to the Company’s overall performance, ability to lead his or her business unit or function, work as part of a team and reflect the Company’s core values.

•	The compensation practices of the Company’s peer group and the positioning of each NEO’s compensation in a ranking of peer compensation.

•	Recommendations provided by the CEO for his direct reports.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for an executive officer. No single factor above is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

For purposes of comparing our executive compensation against the competitive market, the Committee utilizes a peer group of 20 high-technology companies. The companies in the peer group were selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income, and employee base), business strategy and industry. The Committee reviews the Company’s peer group at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the companies in the peer group.

The fiscal 2011 peer group was as follows:

BMC Software	F5 Networks	LAM Research	Synopsys

Broadcom	FLIR Systems	LSI	Tellabs

Cadence Design Systems	JDS Uniphase	NetApp	Teradyne

Ciena	Juniper Networks	Novellus Systems	Trimble Navigation

Citrix Systems	KLA-Tencor	Polycom	VMWare

To analyze the compensation practices of the peer group companies, the Committee’s compensation consultant, Compensia, Inc. (“Compensia”), gathered data from public filings and from Radford’s High-Technology Executive Survey database. This peer group data was then used as a reference point to assess the Company’s current compensation levels for the Committee in the course of its deliberations on compensation forms and amounts.

Governance of Our Executive Compensation Program

Role of the Compensation Committee

The purpose of the Committee is to discharge the Board of Directors’ responsibilities relating to the compensation of our directors and executive officers. Our executive officers are designated by the Board of Directors based on the definition contained in the rules promulgated under the Securities Exchange Act of 1934. The Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies, (ii) overseeing, evaluating, and approving executive officer compensation plans, policies, and programs, and (iii) overseeing, evaluating and recommending to the full Board for approval director compensation plans and programs, and (iv) evaluating our CEO’s performance and establishing his compensation. With respect to the Company’s CEO, the Committee sets, and with respect to the NEOs (other than the CEO), the Committee reviews and approves their:

•	Annual base salaries;

•	Annual incentive compensation;

•	Long-term incentive compensation;

•	Employment agreements (including severance and change-in-control arrangements); and

•	Other compensation, perquisites, or special benefit items, if any.

Management Interaction with Committee

In carrying out its responsibilities, the Committee works with members of our management team, including our CEO. The management team assists the Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Committee solicits and reviews the CEO’s recommendations and proposals with respect to annual cash compensation adjustments, long-term equity incentive awards, program structures, and other compensation-related matters (other than for the CEO). The Committee uses the CEO’s recommendations and proposals as one of many factors in making compensation decisions for the Company’s executive officers.

Compensation Review Cycle

The Committee reviews the base salary levels of our executive officers as well as their annual cash incentive opportunities and equity awards each year in the fall, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year. Each quarter the Committee reviews Company performance and the corresponding projected payouts under the executive annual cash incentive plan(s) and equity awards.

Use of External Advisors

Beginning in fiscal 2006, the Committee engaged Compensia to serve as an independent compensation advisor to provide the Committee with information, recommendations, and other advice relating to executive compensation. Compensia serves at the discretion of the Committee and regularly meets with the Committee, both with and without management present. Compensia’s fees and expenses for the services provided to the Committee for fiscal year 2011 totaled $124,483.

In fiscal 2011, Compensia regularly participated in Committee meetings and provided assistance to the Committee, including:

•	Review and analysis related to our executive officers’ base salary, annual cash incentive compensation, and long-term incentive compensation levels and plan structures for fiscal years 2011 and 2012;

•	Assessment of compensation risk to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse impact on the Company;

•	Assessment of industry trends, corporate governance and legislative environment;

•	Review of our historical equity utilization practices; and

•

Review of “tally sheets” which the Committee utilizes to ensure that it has a comprehensive view of our executive officers’ total compensation arrangements, including cash compensation (fixed and variable), long-term equity incentive compensation (past awards and the current and projected values of these awards), and post-employment obligations (severance and change-of control-benefits).

In fiscal 2011, Compensia did not provide any services to the Company beyond advising the Committee on executive compensation matters.

Fiscal Year 2011 Compensation Components and Decisions for NEOs

The primary elements of our executive compensation program for fiscal year 2011 were:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives.

Base Salary

Base salary represents the most basic, fixed portion of our executive officers’ compensation and is an important element of compensation intended to retain and motivate highly talented executive officers. The Committee reviews the base salaries of our executive officers, including our NEOs, annually, taking into consideration Compensia’s market analyses for our executive officers (including our CEO), and the factors described earlier under “Competitive Positioning”.

In December 2010, the Committee reviewed the base salaries of our executive officers based on the considerations described earlier and adjustments to base salaries for our NEOs were made during fiscal 2011.

Executive	Title	Beginning Fiscal 2010 Base Salary	Fiscal 2011 Base Salary (Effective 11/1/10)		Total Percentage Increase
Michael Klayko	CEO	$750,000	$775,000		3.33%
Daniel Fairfax	VP, Finance and CFO	$375,000	$385,000		2.66%
Tyler Wall	VP, General Counsel	$330,000	$350,000		6.06%
Ian Whiting	Sr VP, Worldwide Sales	$400,000	$415,000		3.75%
Richard Deranleau	Former VP, Finance and CFO	$400,000	$415,000	*	3.75%

*	Richard Deranleau, Brocade’s then current Chief Financial Officer, left Brocade effective as of June 20, 2011. Actual salary earned during fiscal year 2011 was $264,090.96.

Annual Cash Incentives

For fiscal 2011, the Company had two types of annual cash incentive programs: (i) the Senior Leadership Plan (“SLP”) and (ii) the Special Ethernet Bonus Plan (“SEBP”).

Senior Leadership Plan

For fiscal 2011, the Committee reviewed the structure of the annual cash incentive plan and determined that a renewed focus on growth was appropriate as well as a continued focus on profitability. In fiscal 2011, all vice presidents including our NEOs participated in the SLP.

The objectives of the SLP are to:

•	Drive revenue growth and operating income achievement;

•	Drive execution of operating plan and individual performance objectives; and

•	Reward executives proportional to how well Brocade and our executives meet these objectives.

Each participant in the SLP, including our NEOs, has an annual cash incentive target (“Annual Cash Incentive Target”) which is a percentage of his base salary. The amount that each participant actually earns under the SLP (“Actual Annual Cash Incentive”) is based on revenue, operating income and individual performance (“Actual Performance”). The CEO does not have an individual performance component under the SLP. All payouts under the SLP, including for the revenue and individual performance elements, are subject to a minimum bonus payout threshold for non-GAAP operating income (“Minimum SLP OI Threshold”). Participants are not eligible for any payout under the SLP in the event that non-GAAP operating income is less than the Minimum SLP OI Threshold.

As shown below, the Actual Annual Cash Incentive is determined by multiplying the participant’s Annual Cash Incentive Target by Actual Performance.

Actual Performance

The Actual Performance for all Participants other than the CEO is equal to the sum of:

(i)	Operating Income Payout Percentage multiplied by 30%, plus

(ii)	Revenue Payout Percentage multiplied by 60%, plus

(iii)	Individual Performance Percentage multiplied by 10%.

The Actual Performance for the CEO is equal to the sum of:

(i)	Operating Income Payout Percentage multiplied by 33 1/3%, plus

(ii)	Revenue Payout Percentage multiplied by 66 2/3%.

The Operating Income Payout Percentage and Revenue Payout Percentage are calculated as follows:

Operating Income and Revenue Performance (Percentage Against Target)	Curve/Scaling	Payout as a % of Target
Less than 80%	—	0%
80% to 100%	2-for-1	60% to 100%
100%	—	100%
Greater than 100%	3-for-1	Uncapped

The Individual Performance Percentage is determined as follows:

At the beginning of fiscal 2011, our CEO and each of the other NEOs completed a performance contract (“Performance Contract”). The Performance Contracts outline Company and function specific goals and objectives for each NEO for the fiscal year. The CEO reviewed and approved the Performance Contracts of his direct reports (including each of the other NEOs). The Committee reviewed the Performance Contracts at the beginning of the fiscal year and reviewed them again prior to the determination of the 2011 Annual Cash Incentive Awards.

Following the end of the fiscal year, the CEO conducted a subjective evaluation of the individual performance of each executive officer (including each of the NEOs) against the goals previously set in the NEO’s respective Performance Contracts. Each NEO was assigned an Individual Performance Percentage based on his performance for the year that could range from 0% to 110%. The Committee reviewed and approved the Individual Performance Percentage determined by the CEO for each executive officer (including each of the NEOs other than the CEO).

Since our CEO has responsibility for all aspects of our business, we have not assigned him a separate Individual Performance Percentage. As noted above, his award under the SLP is determined solely on the basis of the Company’s operating income and revenue performance, subject to the Minimum SLP OI Threshold.

2011 Annual Cash Incentive Award Determinations

In fiscal 2011, performance targets under the SLP were intended to be achievable, but only with significant effort. We experienced modest operational success as measured by our financial performance against our business plan. Fiscal year 2011 non-GAAP operating income was $378 million and revenue was $2,147 million.

•

FY11 non-GAAP operating income before paying out the SLP and Brocade Incentive Plan (a bonus program for the non-executive employees) was $429 million, representing 94.1% of target, which resulted in an 88.3% Operating Income Payout Percentage

•	FY11 actual revenue was 94.6% of target, which resulted in an 89.2% Revenue Payout Percentage

As an example, the cash incentive award for “John Doe Executive” would be calculated as follows (subject to rounding for presentation purposes):

Actual Annual Cash Incentive = Annual Target Cash Incentive x Actual Performance

Actual Annual Cash Incentive = ($385,000 x 75%) x [(OI Payout Percentage x 30%) + (Revenue Payout Percentage x 60%) + (Individual Performance Percentage x 10%)]

Actual Annual Cash Incentive = $288,750 x [(88.3 x 30%) + (89.2 x 60%) + (105% x 10%)]

Actual Annual Cash Incentive = $288,750 x 90.5%

Actual Annual Cash Incentive = $261,232

Special Ethernet Bonus Program (“SEBP”)

On December 2, 2010 the Committee approved the SEBP for select officers, including Mr. Klayko and Mr. Whiting. The other NEOs did not participate in the SEBP. The objectives of the Company’s SEBP are designed to reinforce the importance of the Company’s Ethernet-based products and services and reward key executives for Ethernet-based revenue performance.

Performance and Payout Period

The Company’s SEBP was a 1-year cash only bonus program for fiscal year 2011. Actual Ethernet-business revenue performance against Company objectives was measured for the Company’s 2011 fiscal year. Payout of earned cash bonuses, following the calculation of the Company’s actual performance for the performance period, was made in December, 2011. Ethernet-business revenue included revenue based on products and services acquired as part of the acquisition of Foundry Networks, Inc. (“Foundry”) and any new products and services introduced by Brocade following such acquisition that are based on the products and services acquired from Foundry and included as Ethernet-business revenue in the Company’s financial statements.

Subject to a minimum threshold of actual performance against the Ethernet revenue target, and except as otherwise agreed upon by the Committee for each participant, the cash bonus payout was calculated based on the following table:

Actual Performance (Percentage Against Target)	Curve/Scaling	Payout as a % of Base Salary
Less than 80%	—	0%
80% to 100%	2-for-1	0% to 40%
100%	—	40%
100% to 125%	1-for-1	40%-65%
Greater than 125%	—	65% (max cap)

The target payout was 40% of each participant’s base salary for actual performance equal to 100% of the Ethernet revenue target. The payout curve/scaling is 2-for-1 for performance below 100% of the Ethernet revenue target and 1-for-1 for performance above 100% of the Ethernet revenue target.

Examples (for illustration purposes only). If actual performance against the target was 90%, then the payout percentage of the participant’s base salary will be 20%. If actual performance against the target was 110%, then the payout percentage of the participant’s base salary will be 50%.

Compensation Committee Approval

The payouts approved by the Committee under the SEBP were as follows:

Participant	Base Salary	Target Award (40% of Salary)	Actual Award (22.8% of Salary) *
Michael Klayko	$775,000	$310,000	$176,648
Ian Whiting	$415,000	$166,000	$94,592
Richard Deranleau	$415,000	$166,000	$0
Other Participants (Total of 2 Others)		$274,000	$156,134
Plan Total		$916,000	$427,374

*	Payout numbers rounded

Change to Annual Cash Incentive Plan for Fiscal 2012

FY12 Senior Leadership Plan and “Rev-It-Up Plan”

The Committee did not make any changes to the Company’s Senior Leadership Plan for fiscal year 2012 compared to fiscal year 2011, other than to exclude Mr. Whiting, who is now eligible to participate in the Company’s new Sales Leader Plan for fiscal year 2012 (described below).

The CEO and Committee discussed their expectations regarding fiscal year 2012, including changing industry dynamics and the associated changes required to the Company’s products. Concerned with retention of key executives during a period of significant industry and product transition, the Committee approved the “Rev-It-Up Plan” on October 25, 2011 for fiscal year 2012 for certain officers of the Company, including Messrs. Fairfax and Wall. Under the terms of the Rev-It-Up Plan, certain officers including Messrs. Fairfax and Wall would be eligible to earn an additional target cash payout equal to 25% of their respective annual base salaries. The actual payout is subject to upward or downward adjustment depending on the Company’s actual performance compared to the performance targets. The performance targets for the Rev-It-Up-Plan are weighted 60% and 40% for revenue and operating income, respectively. The scaling for over- and under-performance against these targets is the same as in the SLP. All payouts under the SLP, including for the revenue element, are subject to a minimum bonus payout threshold for non-GAAP operating income.

FY12 Sales Leader Plan

To encourage a greater focus on profitable revenue growth by the Company’s top sales executive, the Committee approved the Company’s Sales Leader Plan on October 28, 2011 for fiscal year 2012. Pursuant to the terms of the plan, Mr. Whiting is eligible to earn a target cash payout equal to 200% of his annual base salary upon the achievement of certain performance targets. The actual payout is subject to upward or downward adjustment depending on the actual performance compared to these performance targets. 1/6th of the total bonus target amount under the Sales Leader Plan is based on meeting quarterly revenue performance targets, and the remaining 5/6ths of the total bonus target amount is based on the following annual performance metrics: revenue (weighted at 50%), gross margin (weighted at 25%) and sales expense management (weighted at 25%).

2011 Cash Compensation Summary

The following table summarizes the target and actual cash compensation paid to the Company’s NEOs in fiscal year 2011, including annual cash incentives and base salary.

						Actual Annual Cash Incentive
Named Executive Officer	Base	SLP Target %	SEBP Target %	Target Incentive $	SLP Bonus(3)	SEBP(3)	Actual Total Incentive $		Actual Total Cash Comp
Michael Klayko	$760,096	150%	40%	$1,472,500	$1,032,881	$176,648	$1,209,529		$1,969,625
Daniel Fairfax(1)	$377,597	75%	—	$288,750	$261,232	—	$261,232		$638,829
Tyler Wall	$343,269	75%	—	$262,500	$236,171	—	$236,171		$579,440
Ian Whiting	$407,019	100%	40%	$581,000	$371,301	$94,592	$465,893		$872,912
Richard Deranleau	$264,090	75%	40%	$477,250	$155,625	$—	$155,625	(2)	$419,715

(1)	Daniel Fairfax, became Brocade’s Chief Financial Officer effective as of June 20, 2011 and was not a Named Executive Officer with the Company prior to that date.

(2)	Richard Deranleau, Brocade’s then current Chief Financial Officer, left Brocade effective as of June 20, 2011. In connection with his departure, Brocade and Mr. Deranleau entered into an Agreement and General Release of Claims that provided Mr. Deranleau certain benefits in accordance with his Amended and Restated Change of Control Retention Agreement, including (i) six months of his base salary, (ii) 50% of his target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which his employment termination occurred, and (iii) reimbursement for premiums paid for medical, dental and vision benefits for him and his eligible dependents under the Company’s benefit plans for six months following his employment termination. In addition, Brocade offered Mr. Deranleau outplacement services, but such services were not used.

(3)	The SLP and SEBP payouts are based upon 2011 ending base salaries which were $775,000 for Mr. Klayko, $385,000 for Mr. Fairfax, $350,000 for Mr. Wall, $415,000 for Mr. Whiting and $415,000 for Mr. Deranleau.

Long-Term Equity Incentives

The Committee believes that long-term equity incentives should focus our executive officers on stockholder value creation through long-term Company performance, as well as motivate them and retain their services in a competitive job market by providing significant long-term earnings potential. As with other elements of pay, we determine the amount of long term incentives for our NEOs as described in “Competitive Positioning” on page 46. We use long-term equity incentives both as part of the annual compensation program for our executive officers and to address special situations as they may arise from time to time and on a case by case basis. The Company’s equity award practices have been designed to reflect a balance between:

•	Stockholders’ dilution concerns;

•	The Company’s need to remain competitive in recruiting; and

•	The Company’s need to motivate and retain executive talent.

The Committee believes equity awards provide an incentive for our NEOs to focus on driving increased stockholder value over their vesting period, use fewer shares than stock options, reward for growth in our stock price and long-term value creation, and provide an incentive to remain employed with the Company. In fiscal 2011, these equity incentives took the form of PSUs and RSUs.

The following table summarizes the types of long-term incentive awards granted to the NEOs in December 2010 for fiscal year 2011 as part of the Committee’s annual focal review process. The Committee allocated to the NEOs approximately 70% of equity award value in PSUs and 30% of equity award value in service-based RSUs.

Award Type	Grant Date	Vesting Detail

PSUs	December 2010	2-year performance period beginning October 2010 and ending October 2012; 50% vests October 2012 and the remaining 50% vests one year later in October 2013
RSUs	December 2010	Vests over 3 years with 1/3 vesting annually

PSUs are designed to link executive compensation with increased stockholder value. The actual number of shares of our common stock issuable under PSUs is variable based on over-or under-performance of Brocade’s stock price compared to the NASDAQ-100 Index during the performance period. For the PSUs granted in December 2010, the target number of shares will be increased by two percentage points for each percentage point that the Company over performs the NASDAQ-100 Index during the performance period. Similarly, the target number of shares will be decreased by two percentage points for each percentage point that the Company underperforms the NASDAQ-100 index.

Examples (for illustration purposes only): If the Company’s stock price increases 20% over the performance period and the NASDAQ-100 index increases by 10%, then 120% of the target PSUs will be earned. If the Company’s stock price neither declines nor increases over the performance period and the NASDAQ-100 Index increases by 10%, then 80% of the target PSUs will be earned.

RSUs require executives to remain continuously employed by the Company through the applicable vesting dates. The value of RSU awards is tied to the price of the Company’s common stock and thus aligned with stockholder interests.

The following table shows the target equity awards granted to the NEOs in December 2010 for FY11:

Named Executive Officer	Performance-Based Awards		Service-Based Awards
	PSUs Granted(1)	Grant Date Fair Value(2)	RSUs Granted	Grant Date Fair Value	Total Value
Michael Klayko	280,000	$1,503,600	100,000	$542,000	$2,045,600
Daniel Fairfax	41,000	$223,860	41,000	$223,450	$447,310
Tyler Wall	65,000	$349,050	30,000	$162,600	$511,650
Ian Whiting	100,000	$537,000	36,000	$195,120	$732,120
Richard Deranleau	100,000	$537,000	36,000	$195,120	$732,120

(1)	The number of shares listed reflects the target number of shares.

(2)	These amounts do not include the grant date fair value of grants made on October 25, 2011, four days before the end of fiscal 2011 to the then current named executive officers. Those grants were made as part of the compensation package for fiscal 2012 as approved by the Committee. See also the “Summary Compensation Table” on page 59 of this proxy statement.

Changes to Long-Term Equity Incentives for 2012

For 2012, two important changes were made to the Company’s PSU program:

•	To better reflect Company performance against companies more relevant to the Company, the NASDAQ-100 Index was replaced with the NASDAQ Telecom Index.

•	To reduce the volatility of awards actually earned under the PSU program, the slope for under-and-over performance was modified from 2:1 to 1.5:1.

Benefits and Perquisites

Our NEOs are provided with an executive health and welfare benefit program offered by the Stanford LifeLong Health Program. In addition, our NEOs have the opportunity to participate in a Section 401(k) profit-sharing plan. We also offer our employees, including our NEOs, the opportunity to purchase shares of the Company’s common stock at a discount under the Company’s employee stock purchase plan. The Company has access to a fractional interest in an aircraft for certain business travel purposes. Under certain circumstances, and with prior approval, the Company may permit certain executive officers, including the NEOs, to use the aircraft for personal use subject to reimbursement for equivalent first class airfare for such use. There was no personal use of the aircraft during 2011.

Except as disclosed in the Summary Compensation Table on page 59 of this proxy statement, we do not provide any additional perquisites or other personal benefits to our NEOs.

Post-Employment Compensation Arrangements

We believe that concerns about potential job loss and/or the possibility or occurrence of a change-in-control of the Company can create uncertainty for our executive officers that may unduly affect their performance. In fiscal 2007, after review of market practices and input from Compensia, the Committee amended the employment agreements of our executive officers, including our NEOs, to better align the terms with market practices and to provide what the Committee considered appropriate benefits for severance and change of control events.

Richard Deranleau, Brocade’s then current Chief Financial Officer, left Brocade effective as of June 20, 2011. In connection with his departure, Brocade and Mr. Deranleau entered into an Agreement and General Release of Claims that provided Mr. Deranleau certain benefits in accordance with his Amended and Restated Change of Control Retention Agreement, including (i) six months of his base salary, (ii) 50% of his target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which his employment termination occurred, and (iii) reimbursement for premiums paid for medical, dental and vision benefits for him and his eligible dependents under the Company’s benefit plans for six months following his employment termination. In addition, Brocade offered Mr. Deranleau outplacement services, but such services were not used.

For information on the specific terms and conditions of the employment agreements of our NEOs, see the discussion of “Employment, Change of Control and Severance Arrangements” beginning on page 66 of this proxy statement. In addition, for information on the severance and change-in-control arrangements for our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2011, see “2011 Potential Payments Upon Termination or Change in Control” beginning on page 67 of this proxy statement.

Reasonableness of Compensation

The Committee believes that the Company is operating in accordance with its compensation philosophy and is achieving its compensation objectives. The Committee also believes that the target pay positioning and pay mix for our NEOs are reasonable and appropriate. Specifically, the Committee believes that our NEOs are appropriately rewarded for the creation of stockholder value, the achievement of operational success, and their individual contributions.

The Prior “Say On Pay” Vote

At our previous annual stockholder’s meeting in April 2011, we held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 95% of stockholder votes cast in favor of our 2011 say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation. With regard to the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation, our stockholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered by the Board of Directors, the Board of Directors determined that we will hold annual non-binding advisory votes on executive compensation until the next required vote on the frequency of the non-binding advisory vote on executive compensation occurs.

Other Compensation Policies

Equity Grant Practices

Our equity grant practices are set forth in our “Equity Awards Granting Policy.” In accordance with this policy, the annual equity awards granted to our NEOs are typically made on the second Thursday of December. With respect to the equity grants for fiscal 2012, however, the Compensation Committee approved the NEO grants before the end of fiscal 2011 in October 2011 to align the timing of those awards with certain, company-wide compensation programs. Grant dates for new hire awards are set on the fourth Thursday of each month (other than in December, in which case it is the second Thursday of the month). In the case of annual, promotional awards and new hire awards, grant dates are set irrespective of blackout periods. Awards are determined by the Committee, or its designated subcommittee, in accordance with both the Committee’s charter and the Company’s “Equity Awards Granting Policy.”

The Company did not grant stock options to any employees during fiscal year 2011. Equity awards (other than acquisition-related awards) are made subject to an annual equity pool approved by the Committee, which in fiscal 2011 was approximately 18 million shares or 4% of the Company’s outstanding shares.

Rule 10b5-1 Trading Plans

Each of our NEOs and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1. The Company may also enter into a written plan for the automatic trading of securities in accordance with Rule 10b5-1 with respect to its stock repurchase program.

Tax and Accounting Considerations

Income Tax Considerations

In making compensation decisions, the Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) disallows an income tax deduction to any publicly-held corporation for individual remuneration paid to certain executive officers exceeding $1 million in any taxable year, unless the remuneration is “performance-based.”

The Committee has examined our current executive compensation program and understands that some compensation paid to our NEOs during fiscal 2010 may or may not be deductible under Section 162(m). However, based on its examination, the Committee does not believe that the loss of any income tax deductions will be likely to have a material negative financial impact on the Company. The Committee also believes that it is important to retain the flexibility to motivate superior performance through awards or programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the interests of our stockholders.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes significant taxes in the event that an NEO, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of the provision. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A also applies to certain equity awards and severance arrangements which we maintain. Consequently, to assist our NEOs, directors, and employees in avoiding additional tax under Section 409A, we have developed the severance arrangements as described in the Proxy and structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable requirements.

Accounting for Stock-Based Compensation

We follow the applicable accounting rules for our stock-based compensation awards. The applicable accounting rules require companies to calculate the grant date “fair value” of their stock-based awards grants using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option or other award.

Compensation and Risk

In December of 2010 and January of 2011, with the assistance of Compensia, we carefully reviewed our compensation policies and practices and determined that they do not encourage our employees to, or reward our employees for, taking inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on the Company. We believe the following characteristics of our compensation programs work to reduce the possibility of our employees, including our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•

We structure employee compensation packages to reflect a balance between cash and equity-based compensation, and short- and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board of Directors.

•

We attempt to structure our compensation policies and practices so that they are based on consistent performance objectives across the company, including annual targets that are based on company performance.

•	In the case of our executive compensation program:

•	We use multiple performance measures in the annual cash incentive plan.

•	The performance-based equity incentives have caps on the maximum number of shares that may be earned.

•	The Committee has retained an external executive compensation consultant to advise on market practices and the suitability of its compensation actions and decisions.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Sanjay Vaswani (Chair)

Renato DiPentima

David L. House

L. William Krause

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to (i) the Company’s Chief Executive Officer, (ii) the Company’s Chief Financial Officer (and former Chief Financial Officer) and (iii) the Company’s other two most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael Klayko, Chief Executive Officer	2011	760,096	2,045,600	—	1,209,529	6,855	4,022,080
	2010	744,231	3,281,940	—	758,363	20,341	4,804,875
	2009	726,924	3,631,181	2,399,100	2,421,953	9,032	9,188,190

Daniel Fairfax, VP, Finance and Chief Financial Officer(6)	2011	377,597	447,310	—	261,232	3,000	1,089,139

Tyler Wall, VP, General Counsel	2011	343,269	511,650	—	236,171	7,000	1,098,090
	2010	330,000	817,045	—	166,840	6,500	1,320,385
	2009	317,308	2,134,381	508,222	532,830	29,801	3,522,542

Ian Whiting, Sr VP, WW Sales	2011	407,019	732,120	—	465,893	7,256	1,612,288
	2010	400,000	1,570,061	—	256,158	9,732	2,235,951
	2009	384,616	2,095,281	608,462	861,139	41,947	3,991,445

Richard Deranleau, Former VP, Finance and Chief Financial Officer(7)	2011	264,090	732,120	—	155,625	210,500	1,362,335
	2010	396,923	1,046,707	—	202,230	6,500	1,652,360
	2009	387,693	2,095,281	608,462	645,854	29,801	3,767,091

1.	Actual salary earned during the 2009, 2010 & 2011 fiscal years. Please note 2009 and 2011 reflect a company-wide mandatory unpaid time-off program.

2.	These amounts reflect the grant date fair value for these awards computed in accordance with FASB ASC. Topic 718 and do not reflect the actual amounts earned. In addition, the amounts for fiscal 2011 (other than for Mr. Deranleau) do not include the grant date fair value of stock awards granted on October 25, 2011, four days before the end of fiscal 2011, as part of the compensation package for fiscal year 2012 approved by the Compensation Committee. If the awards had been included with the other stock awards granted during fiscal 2011, then the amounts for each of Messrs. Klayko, Fairfax, Wall and Whiting would have been $4,012,100, $1,746,310, $1,161,150 and $1,381,620, respectively. Such amounts will be included in each officer’s compensation for fiscal 2012, as applicable. For additional information, see Note 14 of our financial statements in the Form 10-K for the year ended October 30, 2010, as filed with the SEC. See also the “2011 Grants of Plan-Based Awards” table for information on equity awards granted in 2011.

3.	These amounts reflect the grant date fair value for these awards and do not reflect the actual amounts earned. Pursuant to applicable SEC rules, awards listed in the above table for fiscal 2009 reflect a different method (grant date fair value) than amounts disclosed for the same years in previous proxy statements. See the “2011 Grants of Plan-Based Awards” table for information on stock option awards granted in fiscal year 2011.

4.	For fiscal year 2011, 2010 and 2009, these amounts include payments under the Senior Leadership Plan and Special Ethernet Bonus Plan, as applicable. The actual payments under those plans are included in the “Actual Payouts Under Non-Equity Incentive Plan” column of the “2011 Grants of Plan-Based Awards” table below. See the “Compensation Discussion and Analysis” section above for more information.

5.

For fiscal 2011, these amounts consist of benefits rendered by participating in the Stanford Health Program, expenses paid by the Company for participating in the Company’s 401(k) plan match program, and guest expenses paid by the Company on a business-related trip. For fiscal 2010, these amounts consist of benefits rendered by participating in the Stanford Health Program and expenses paid by the Company for participating in the Company’s 401(k) plan match program, guest expenses paid by the Company on a business-related trip and limited personal use of the Company’s access to a fractional interest in an aircraft by the Company’s Chief Executive Officer, which amount includes only variable operating costs incurred for the particular flight activity net of reimbursement for equivalent first class airfare. For fiscal 2009, these amounts consist of expenses paid by the Company for participating in the Company’s 401(k) plan match program, guest expenses paid by the Company on a business-related trip, and housing and certain other expenses paid by the Company for a personal trip as a special spot bonus and benefits rendered by participating in the Stanford Health Program.

6.	Daniel Fairfax became Brocade’s Chief Financial Officer effective as of June 20, 2011; in accordance with applicable SEC rules, no data has been provided for fiscal years 2010 and 2009.

7.	Richard Deranleau, Brocade’s then current Chief Financial Officer, left Brocade effective as of June 20, 2011. In connection with his departure, Brocade and Mr. Deranleau entered into an Agreement and General Release of Claims that provided Mr. Deranleau would receive certain benefits in accordance with his Amended and Restated Change of Control Retention Agreement, including (i) six months of his base salary, (ii) 50% of his target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which his employment termination occurred. In addition, Brocade offered Mr. Deranleau outplacement services, but such services were not used.

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2011 (except as described in the footnotes below). The awards under the 2011 SLP, 2011 SEBP, 2012 SLP and 2012 Sales LP are cash awards, and the RSUs and MSUs are non-cash awards (e.g., equity awards). The equity awards identified in the table below are also reported in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table below. The equity awards for fiscal 2011 (other than for Mr. Deranleau) under the equity incentive plans do not include the grant date fair value of awards granted on October 25, 2011, four days before the end of fiscal 2011, as part of the compensation package for fiscal year 2012 approved by the Compensation Committee. Such awards will be included in each officer’s compensation for fiscal 2012, as applicable. In addition, the he awards for fiscal 2011 (other than for Mr. Deranleau) under the non-equity incentive plans do not include the awards pursuant to the 2012 Senior Leadership Plan and 2012 “Rev” It Up Plan made on October 25, 2011 and pursuant to the 2012 Sales Leader Plan made on October 28, 2011, several days before the end of fiscal 2011; those awards were made as part of the compensation package for fiscal 2012 approved by the Compensation Committee and will not be paid out until approximately the end of fiscal 2012 or a later date, as required by the terms of the applicable plan.

2011 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Type (3)	Grant Date	Threshold($)	Target($)	Maximum($)	Actual Payouts Under Non-Equity Incentive Plan($)	Threshold(#)	Target(#)	Maximum(#)	Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(4)
Michael Klayko	2011 SLP		697,500	1,162,500		1,032,881
	2011 SEBP			310,000	503,750	176,648
	RSU	12/12/10								100,000	542,000
	MSU	12/12/10					280,000		420,000		1,503,600
Daniel Fairfax	2011 SLP		184,800	288,750		261,232
	RSU	12/09/10								41,000	223,450
	MSU	12/09/10					41,000		61,500		223,860
Tyler Wall	2011 SLP		168,000	262,500		236,171
	RSU	12/12/10								30,000	162,600
	MSU	12/12/10					65,000		97,500		349,050
Ian Whiting	2011 SLP		265,600	415,000		371,300
	2011 SEBP			166,000	269,750	94,592
	RSU	12/12/10								36,000	195,120
	MSU	12/12/10					100,000		150,000		537,000
Richard Deranleau	2011 SLP
	2011 SEBP				269,750
	RSU	12/12/10								36,000	195,120
	MSU	12/12/10					100,000		150,00		537,00

(1)	The awards for fiscal 2011 (other than for Mr. Deranleau) under the non-equity incentive plans do not include the awards pursuant to the 2012 Senior Leadership Plan and 2012 “Rev” It Up Plan made on October 25, 2011 and pursuant to the 2012 Sales Leader Plan made on October 28, 2011, several days before the end of fiscal 2011; those awards were made as part of the compensation package for fiscal 2012 approved by the Compensation Committee and are not expected be paid out until approximately the end of fiscal 2012 or a later date, as required by the terms of the applicable plan. If those awards were included in the table, they would have provided the following data:

Name	Type(3)	Grant Date	Threshold($)	Target($)	Maximum($)	Actual Payouts Under Non-Equity Incentive Plan($)
Michael Klayko	2012 SLP		720,000	1,200,000
Daniel Fairfax	2012 SLP		204,000	318,750
	2012 RIUP			106,250
Tyler Wall	2012 SLP		175,200	273,750
	2012 RIUP			91,250
Ian Whiting	2012 Sales LP		326,250	600,000

(2)	The equity awards for fiscal 2011 (other than for Mr. Deranleau) under the equity incentive plans do not include the grant date fair value of those awards granted made on October 25, 2011, four days before the end of fiscal 2011, as part of the compensation package for fiscal year 2012 approved by the Compensation Committee. Such awards will be included in each officer’s compensation in fiscal 2012, as applicable. The grants made on October 25, 2011 are as follows:

Name	Type(3)	Grant Date	Threshold(#)	Target(#)	Maximum(#)	Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards(4)
Michael Klayko	RSU	10/25/11				150,000	631,500
	MSU	10/25/11	300,000		450,000		1,335,000
Daniel Fairfax	RSU	10/25/11				150,000	631,500
	MSU	10/25/11	150,000		225,000		667,500
Tyler Wall	RSU	10/25/11				75,000	315,750
	MSU	10/25/11	75,000		112,500		333,750
Ian Whiting	RSU	10/25/11				75,000	315,750
	MSU	10/25/11	75,000		112,500		333,750

(3)	“2011 SLP” means the Senior Leadership Plan for fiscal 2011. “2011 SEBP” means the Special Ethernet Bonus Plan for fiscal 2011. “2012 RIUP” means the “Rev” It Up Plan for 2012. “2012 SLP” means the Senior Leadership Plan for 2012. “2012 Sales LP” means the Sales Leader Plan for fiscal 2012. “RSU” means a restricted stock unit that vests if the grantee remains employed by the Company at certain times. “MSU” means a Market Stock Unit. See “Compensation Discussion and Analysis” above for more details.

(4)	These amounts reflect the grant date fair value of such award computed in accordance with FASB ASC Topic 718 and do not reflect the actual amounts earned. For additional information, see Note 14 of our financial statements in the Form 10-K for the year ended October 29, 2011, as filed with the SEC.

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2011 (except as described in footnote 2 below).

Outstanding Equity Awards at 2011 Fiscal Year End

	Option Awards(1)						Stock Awards(2)
Name	Award Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Mike Klayko	12/12/10	—	—	—	—	—	100,000	451,000	280,000	1,262,800
	12/11/09	—	—	—	—	—	75,333	339,752	210,000	947,100
	04/29/09	312,500	187,500	—	5.62	04/29/16	100,000	451,000	—	—
	12/19/08	448,437	166,563	—	3.38	12/19/15	—	—	—	—
	12/13/07	342,708	7,292	—	7.14	12/13/14	—	—	—	—
	11/24/06	150,000	—	—	9.27	11/24/13	—	—	—	—
	06/12/06	166,667	—	—	5.64	08/15/13	—	—	—	—
	03/08/05	350,000	—	—	6.00	03/08/12	—	—	—	—
	02/18/05	1,000,000	—	—	6.42	02/18/12	—	—	—	—
	01/27/03	10,417	—	—	4.55	01/27/13	—	—	—	—

Daniel Fairfax	12/09/10	—	—	—	—	—	41,000	184,910	41,000	184,910
	12/10/09	35,937	39,063	—	7.47	12/10/16	26,666	120,264

Tyler Wall	12/12/10	—	—	—	—	—	30,000	135,300	65,000	293,150
	12/11/09	—	—	—	—	—	18,733	84,486	52,300	235,873
	04/29/09	62,500	37,500	—	5.62	04/29/16	37,500	169,125	—	—
	12/19/08	102,083	37,917	—	3.38	12/19/15	—	—	—	—
	12/13/07	83,229	1,771	—	7.14	12/13/14	—	—	—	—
	11/24/06	50,000	—		9.27	11/24/13
	09/01/05	200,000	—		4.06	09/01/12

Ian Whiting	12/12/10	—	—	—	—	—	36,000	162,360	100,000	451,000
	12/11/09	—	—	—	—	—	36,000	162,360	100,500	453,255
	04/29/09	62,500	37,500	—	5.62	04/29/16	25,000	112,750	—	—
	12/19/08	41,667	54,167	—	3.38	12/19/15	—	—	—	—
	12/13/07	122,395	2,605	—	7.14	12/13/14	—	—	—	—
	11/24/06	100,000	—	—	9.27	11/24/13	—	—	—	—
	06/12/06	10,125	—	—	5.64	08/15/13	—	—	—	—
	03/08/05	27,941	—	—	6.00	03/08/12	—	—	—	—

(1)

All options vest at the rate of 1/48th per month and vest completely after four years as long as the grantee remains employed by the Company, except as follows: the options granted on 6/12/06 were granted in connection with the Section 409A option exchange and vest based on the schedule of the original underlying grant which originally was at the rate of 1/48th per month; the option granted on 2/18/05 vests one half after two years and the rest at the rate of 1/24th per month over the remaining two years; the options granted on 8/20/04 vest at the rate of 1/36th per month and vest completely after 3 years; the options granted on 1/27/03 vest one quarter after one year and the rest at the rate of 1/36th per month over the remaining 3 years.

(2)	The equity outstanding held by the named executive officers at the end of fiscal year 2011 do not include the equity awards granted on October 25, 2011, four days before the end of fiscal 2011, as part of the compensation package for fiscal year 2012 approved by the Compensation Committee. Such awards will be included in each officer’s compensation for 2012, as applicable. The awards granted on October 25, 2011 are as follows:

Name	Award Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)($)
Mike Klayko	10/25/11	150,000	676,500	300,000	1,353,000
Daniel Fairfax	10/25/11	150,000	676,500	150,000	676,500
Tyler Wall	10/25/11	75,000	338,250	75,000	338,250
Ian Whiting	10/25/11	75,000	338,250	75,000	338,250

(3)

The RSUs granted 12/19/08 vest two years from 11/1/08, as long as the grantee remains employed by the Company. The RSUs granted 4/29/09 vest 50% on the 2nd anniversary of the grant date and the remaining 50% on the 3rd anniversary of the grant date as long as the grantee remains employed by the Company. The RSUs granted 12/11/09 and 12/12/10 (or RSUs granted 12/10/09 and 12/09/10 for Mr. Fairfax) vest annually over three years from 11/1/09 and 11/1/10, respectively, as long as the grantee remains employed by the Company.

(4)	Calculations based on the closing price of the Company’s common stock of $4.51 per share at the Company’s 2011 fiscal year end.

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2011.

Option Exercises and Stock Vested in Fiscal Year 2011

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael Klayko	181,754	215,706	442,667	2,821,495
Richard Deranleau	178,113	125,629	137,000	874,170
Daniel Fairfax	99,824	350,859	183,950	1,020,447
Tyler Wall	—	—	116,867	743,117
Ian Whiting	201,153	654,539	143,000	912,630

(1)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the stock awards on the date of vesting.

Employment, Change of Control and Severance Arrangements

On December 22, 2008, the Compensation Committee approved Amended and Restated Change of Control Retention Agreements for our Named Executive Officers (each a “Retention Agreement,” and collectively, the “Retention Agreements”). Each Retention Agreement has a five-year term, subject to mutual renewal and certain automatic extensions if Brocade enters into a definitive agreement regarding a change of control (as defined in the Retention Agreements). Pursuant to the terms of the Retention Agreements, if the employment of a Named Executive Officer is terminated by Brocade without “cause” (as defined in the Retention Agreements) and such termination does not occur in connection with a change of control (as defined in the Retention Agreements), then, subject to the Named Executive Officer signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, the Named Executive Officer shall be entitled to receive (1) a lump sum payment equal to six months’ base salary and 50% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which the termination occurs (12 months’ base salary and 100% of target cash bonus for Mr. Klayko), and (2) Brocade-paid COBRA benefits for six months (12 months for Mr. Klayko). In the event the Named Executive Officer’s employment is terminated by Brocade without cause or by such executive for “good reason” (as defined in the Retention Agreements) within 30 days prior to, or 12 months after, a “change of control” (as defined in the Retention Agreements), then the Named Executive Officer instead will be eligible to receive, subject to signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, (1) a lump sum payment equal to 12 months’ base salary and 100% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which termination occurs (24 months’ base salary and 200% of target cash bonus for Mr. Klayko), (2) Brocade-paid COBRA benefits for 12 months (18 months for Mr. Klayko), and (3) full accelerated vesting with respect to the Named Executive Officer’s then outstanding, unvested equity awards. In the event severance payments and benefits trigger excise taxation under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, severance shall be either (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after-tax severance amount. In December 2008, Brocade and each of the Named Executive Officers entered into certain amendments to the Retention Agreements to ensure documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and official guidance promulgated thereunder (together, “Section 409A”) in order to avoid the imposition of any unintended, additional tax under Section 409A. In addition, the Retention Agreements do not include any tax gross-up provisions, whether in connection with Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended, or otherwise.

The 1999 Stock Plan provides that, in the event of a “merger” or “asset sale” (as defined in that plan), and the 2009 Stock Plan provides that, in the event of a “change in control” (as defined in that plan), outstanding equity awards immediately vest in full, unless outstanding awards are assumed by the acquirer or new awards are provided in substitution for existing awards.

As discussed under “Executive Compensation and Other Matters—Compensation Discussion and Analysis — Post-Employment Compensation Arrangements,” Richard Deranleau, Brocade’s then current Chief Financial Officer, left Brocade effective as of June 20, 2011. In connection with his departure from the Company, Brocade and Mr. Deranleau entered into an Agreement and General Release of Claims that provided Mr. Deranleau would receive certain benefits in accordance with his Retention Agreement, including (i) six months of his base salary, (ii) 50% of his target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which his employment termination occurred, and (iii) reimbursement for premiums paid for medical, dental and vision benefits for him and his eligible dependents under the Company’s benefit plans for six months following his employment termination. Mr. Deranleau was also entitled to certain outplacement services, which he did not use.

The following table quantifies the estimated payments and benefits that would be provided to each named executive officer upon termination in the regular course of business or termination in connection with a change-of-control of the Company as of the last day of our fiscal year 2011.

2011 Potential Payments upon Termination or Change in Control

		Termination Without Cause Not in Connection with a Change of Control	Change of Control (apart from termination)	Involuntary Termination in Connection with a Change of Control(1)
Michael Klayko	Salary	$775,000	$0	$1,550,000
	Bonus	$1,162,500	$0	$2,325,000
	COBRA	$18,466	$0	$27,699
	Equity Acceleration (2)	$0	$0	$1,987,715
	Total	$1,955,966	$0	$5,890,414

Daniel Fairfax	Salary	$192,500	$0	$385,000
	Bonus	$144,375	$0	$288,750
	COBRA	$4,602	$0	$9,204
	Equity Acceleration (2)	$0	$0	$386,841
	Total	$341,477	$0	$1,069,795

Tyler Wall	Salary	$175,000	$0	$350,000
	Bonus	$131,250	$0	$262,500
	COBRA	$9,718	$0	$19,436
	Equity Acceleration (2)	$0	$0	$561,235
	Total	$315,968	$0	$1,193,171

Ian Whiting	Salary	$207,500	$0	$415,000
	Bonus	$207,500	$0	$415,000
	COBRA	$8,282	$0	$16,564
	Equity Acceleration (2)	$0	$0	$697,872
	Total	$423,282	$0	$1,544,436

Richard Deranleau (3)	—	—	—	—

(1)	Based on calculated severance amounts, no executive would be subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code. 280G value of severance and benefit payments for each Named Executive Officer was calculated assuming (1) an October 29, 2011 change of control and termination of employment, (2) 0.16% and 1.19% short- and mid-term present value factors, (3) a 2.34% risk free rate, (4) 56.10% stock option volatility (which is the average volatility for options granted by Brocade in fiscal 2011), (5) three-month remaining life on stock options, and (6) no Named Executive Officer received a payment that is contingent on a change of control.

(2)	Reflects Brocade’s closing stock price of $4.51 on October 29, 2011, or, since that date was a Saturday, on the most recent prior day in which the national stock exchanges including the NASDAQ Global Select Market were open for trading, minus the exercise price for stock options and $4.51 minus the purchase price for restricted shares and restricted stock units, multiplied by the number of shares covered by each accelerating award. In the event of a change of control where the acquirer refuses to assume or substitute for outstanding equity awards, vesting of such awards accelerates in full. In such an event, and assuming an October 29, 2011 change of control and a $4.51/share transaction price, the value of each named executive officer’s equity acceleration equals the equity acceleration value set forth in the column labeled Involuntary Termination in Connection with a Change of Control.

(3)	Richard Deranleau, Brocade’s then current Chief Financial Officer, left Brocade effective as of June 20, 2011. In connection with that event, Brocade and Mr. Deranleau entered into an Agreement and General Release of Claims that provided Mr. Deranleau certain benefits in accordance with his Amended and Restated Change of Control Retention Agreement, including (i) a lump sum payment in an amount equal to six months of his base salary ($207,500) plus 50% of his target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which his employment termination occurred ($155,625), and (ii) reimbursement for premiums paid for medical, dental and vision benefits for him and his eligible dependents under the Company’s benefit plans for six months following his employment termination. In addition, Brocade offered Mr. Deranleau outplacement services, but such services were not used.

Equity Compensation Plan Information

The following table summarizes information with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans as of October 29, 2011 (in thousands, except per share amounts):

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column A)
Equity compensation plans approved by stockholders(1)	38,244	(2)	$5.14	26,468	(3)
Equity compensation plans not approved by stockholders(4)(5)	12,521		$4.21	—
Total	50,765		$4.91	26,468

(1)	Consists of the 2009 ESPP, the 2009 and 1999 Director Plans, and the 2009 and 1999 Stock Plans.

(2)	Amount excludes purchase rights accrued under the 2009 ESPP. As of October 29, 2011, the 2009 ESPP had a stockholder-approved reserve of 35.0 million shares, of which 18.7 million shares were available for future issuance.

(3)	Amount consists of shares available for future issuance under the 2009 ESPP, the 2009 Director Plan and the 2009 Stock Plan.

(4)	Consists solely of the 1999 NSO Plan described in Note 12 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 29, 2011 and Foundry’s 2000 NSO Plan, which was assumed in connection with our acquisition of Foundry.

(5)	Substantially all shares were granted prior to the fiscal year ended October 25, 2003. Information relating to equity compensation plans is set forth in Note 12 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 29, 2011.

For a description of the material features of the compensation plans under which equity securities of the Company are authorized for issuance which were adopted without approval by stockholders, see Note 14 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 29, 2011 which descriptions are incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Employment, Change of Control and Severance Arrangements” and indemnification agreements with each of its directors and certain executive officers which require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company, there was not during fiscal year 2010 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transactions. The Audit Committee reviews any such proposed related person transactions on a quarterly basis, or more frequently as appropriate. In cases in which a transaction has been identified as a potential related person transaction, management must present information regarding the proposed transaction to the Audit Committee for consideration and approval or ratification. During fiscal 2010, the Audit Committee was also responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such practices. During fiscal 2010, Matthew Roberts, the son-in-law of the Company’s Chief Executive Officer, Michael Klayko, was hired as a business development specialist at the Company, an on-going, full-time, position. Mr. Roberts is not an “executive officer” of the Company and does not directly report to Mr. Klayko. Mr. Roberts is currently compensated at a level that the Company believes is comparable to other employees in similar positions of responsibility. During fiscal 2010, Keri Sponseller, the daughter of the Company’s Chief Executive Officer, Michael Klayko, was employed as a marketing communications specialist at the Company, an on-going, full-time, position. Ms. Sponseller is not an “executive officer” of the Company and does not directly report to Mr. Klayko. Ms. Sponseller is currently compensated at a level that the Company believes is comparable to other employees in similar positions of responsibility. The Audit Committee has reviewed both transactions and recommended them for inclusion here.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 29, 2011 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent accountants, the matters required to be discussed by standards promulgated by the AICPA and Public Company Accounting Oversight Board (PCAOB), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2011.

Respectfully submitted by:

Glenn C. Jones (Chair) Judy Bruner Alan L. Earhart John W. Gerdelman

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

Please see the discussion of “householding” on page  5 above.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Tyler Wall Vice President, General Counsel and Corporate Secretary

February 24, 2012

APPENDIX A

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 STOCK PLAN

(As amended and restated on April     , 2012)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

Options granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(g), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the fair market value will be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(u) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award grant. The Notice of Grant is part of the Award Agreement.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Goals” will have the meaning set forth in Section 15 of the Plan.

(aa) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 14.

(bb) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 14.

(cc) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this 2009 Stock Plan.

(ee) “Restricted Stock” means shares of Common Stock acquired pursuant to an Award of restricted stock under Section 11 of the Plan.

(ff) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 12. Each restricted stock unit represents an unfunded and unsecured obligation of the Company.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii) “Service Provider” means an Employee, Director or Consultant.

(jj) “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(kk) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 13 is designated as a Stock Appreciation Right.

(ll) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan is 83,000,000 Shares, plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 40,335,624 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards other than Options or Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as 1.56 Shares for every Share subject thereto. Further, if Shares acquired pursuant to any Awards other than Options or Stock Appreciation Rights are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 1.56 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Awards other than Options or Stock Appreciation Rights, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all Shares subject to a Stock Appreciation Right will cease to be available under the Plan, other than Shares forfeited due to failure to vest which will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award, will not be returned to the Plan and will not become available for future distribution under the Plan, except that if Shares issued pursuant to Awards other than Options or Stock Appreciation Rights are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 18, the maximum number of Shares that may be issued upon the exercise of

Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(c).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 22(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 8 regarding Incentive Stock Options);

(ix) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 19;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Prohibition Against Repricing. Subject to adjustments made pursuant to Section 18 and notwithstanding anything to the contrary in the Plan, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

(d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable (under all plans of the Company and any Parent or Subsidiary) for the first time by the Participant during any calendar year exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Neither the Plan nor any Award will confer upon a Participant any right to continuing the Participant’s relationship as a Service Provider with the Company, nor will the Plan or any Award interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c) The following limitations will apply to grants of Options:

(i) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 3 million Shares, subject to Section 6(c)(iii) below.

(ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 3 million Shares which will not count against the limit set forth in subsection (i) above.

(iii) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.

(iv) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 18), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7. Term of Plan. Subject to Section 26 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of 10 years unless terminated earlier under Section 22 of the Plan.

8. Term of Option. The term of each Option will be 7 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the date of grant or such shorter term as may be provided in the Award Agreement.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator but will be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions which must be satisfied before the Option may be exercised.

(c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company;

(iv) net issue exercise, whereby Participant surrenders an Option at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed exercise notice reflecting such election, in which event the Company will issue to the Participant that number of Shares computed using the following formula:

X	=	Y(A - B)
A

Where:

X =	The number of Shares to be issued to Participant;

Y =	The number of Shares subject to the Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation);

A =	The Fair Market Value of one Share (at the date of such calculation);

B =	The exercise price per Share of the Option (as adjusted to the date of the calculation);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to any Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 18 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 3 months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(c) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(d) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e) Buyout Provisions. Subject to Section 4(c), the Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator will establish and communicate to the Participant at the time that such offer is made.

11. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Service Provider will receive more than an aggregate of 3 million shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 3 million shares of Restricted Stock.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold shares of Restricted Stock until the restrictions on such Restricted Stock has lapsed.

(c) Transferability. Except as provided in this Section 11, Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 11, Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Participants holding Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

12. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time as determined by the Administrator. Notwithstanding the foregoing sentence, during any Fiscal Year, no Service Provider will receive more than an aggregate of 3 million Restricted Stock Units. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 3 million Restricted Stock Units. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 12(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria (which may include performance objectives based upon the achievement of Company-wide, departmental or individual goals, Company performance relative to selected other companies, or any other basis determined by the Administrator) in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria (including without limitation, achievement of any applicable performance objectives), the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares or a combination thereof.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals). The Performance Goals will be set by the Administrator on or before the Determination Date.

13. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Service Provider will be granted Stock Appreciation Rights covering more than 3 million Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service, a Service Provider may be granted Stock Appreciation Rights covering up to an additional 3 million Shares.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan; provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than 7 years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 10 will also apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price of that Stock Appreciation Right; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

14. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, (i) no Service Provider will receive Performance Units having an initial value greater than $15,000,000 and (ii) no Service Provider will receive more than 3 million Performance Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted up to an additional 3 million Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion that, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

15. Performance Goals.

(a) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) Cash Position, (ii) Company Free Cash Flow, (iii) Earnings Per Share, (iv) EBITDA, (v) Gross Margin, (vi) Internal Rate of Return, (vii) Net Cash Provided by Operations, (viii) Net Income, (ix) Operating Cash Flow, (x) Operating Expenses, (xi) Operating Income, (xii) Profit Before Tax, (xiii) Return on Assets, (xiv) Return on Equity, (xv) Return on Gross Fixed Assets, (xvi) Return on Investment, (xvii) Return on Sales, (xviii) Revenue, (xix) Revenue Growth, and (xx) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) measured in terms of growth, (iii) compared to another company or companies, (iv) measured against the market as a whole and/or according to applicable market indices, (v) measured against the performance of the Company as a whole or a segment of the Company, (vi) measured on a pre-tax or post-tax basis (if applicable), and/or (vii) measured on the basis of generally accepted accounting principles (“GAAP”) or on the basis of non-GAAP metrics consistent with the Company’s practices. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied.

(b) Definitions. The following definitions will apply to the Performance Goals, as used herein:

(i) “Cash Position” means the Company’s or a business unit’s level of cash and cash equivalents.

(ii) “Company Free Cash Flow” means as to any Performance Period, the Company’s or a business unit’s Net Cash Provided by Operations less payments for property, plant, and equipment determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(iii) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(iv) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(v) “EBITDA” means as to any Performance Period, the Company’s or a business unit’s earnings before interest, depreciation and amortization determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(vi) “Gross Fixed Assets” means as to any Performance Period, the value of the Company’s assets intended for ongoing use in business operations, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(vii) “Gross Margin” means as to any Performance Period, the Company’s or a business unit’s revenue less the cost of goods sold, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(viii) “Internal Rate of Return” means as to any Performance Period, the annualized effective compounded return rate which can be earned on identified invested capital (i.e., the yield on the investment) with respect to the Company or business unit.

(ix) “Net Cash Provided by Operations” means as to any Performance Period, the Company’s or a business unit’s Net Income plus adjustments to reconcile Net Income to Net Cash Provided by Operations, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(x) “Net Income” means as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xi) “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xii) “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Performance Period determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xiii) “Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xiv) “Performance Period” means a period of time as the Administrator will determine in its sole discretion.

(xv) “Profit Before Tax” means as to any Performance Period, the Company’s or a business unit’s net sales less all expenses (except for taxes, equity, and minority interest), determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xvi) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xvii) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xviii) “Return on Gross Fixed Assets” means as to any Performance Period, the Company’s or a business unit’s annualized EBITDA divided by the total Gross Fixed Assets determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xix) “Return on Investment” means as to any Performance Period, the benefit (return) of an investment divided by the cost of the investment.

(xx) “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices.

(xxi) “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles.

(xxii) “Revenue Growth” means as to any Performance Period, the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(xxiii) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

16. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence or period of time for a transfer between locations of the Company or between the Company, its Parent, or any Subsidiary. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the 1st day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

17. Transferability.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

(b) Prohibition Against an Award Transfer Program. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

18. Adjustments Upon Changes in Capitalization, Dissolution, Change in Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the Common Stock, repurchase, or exchange of Shares or other securities of the Company, or any other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Board (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of benefits of potential benefits to be made available under the Plan. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Notwithstanding the preceding, the number of Shares subject to any Award will always be a whole number. Except as expressly provided herein, no issuance by the

Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award will lapse as to all such Shares or, with respect to Restricted Stock Units, all Shares will vest, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all his or her outstanding Options and Stock Appreciation Rights, including Shares as to which it would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, all outstanding Restricted Stock Units will fully vest, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met unless otherwise expressly provided for in the Award Agreement. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the Participant in writing or electronically that the Award will be fully vested and exercisable for a period of time determined by the Administrator, and the Award will terminate upon the expiration of such period. For the purposes of this paragraph, the Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 18(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

19. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

20. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right to continuing the Participant’s relationship as a Service Provider with the Company, nor will the Plan or any Award interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

21. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

22. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

26. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX B

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated on April __, 2012)

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(d), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f) “Committee” means a committee of the Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 14.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(i) “Compensation” means an Eligible Employee’s base straight time gross earnings and commissions, inclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other cash compensation.

(j) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(k) “Director” means a member of the Board.

(l) “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code.

(m) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o) “Exercise Date” means the last day of a Purchase Period.

(p) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the fair market value thereof will be determined in good faith by the Administrator.

(q) “Fiscal Year” means the fiscal year of the Company.

(r) “New Exercise Date” means a new Exercise Date by shortening any Offering Period or Purchase Period then in progress.

(s) “Offering Date” means the first Trading Day of each Offering Period.

(t) “Offering Period” will mean a period of approximately 24 months, or such shorter period of time as determined by the Administrator in its sole discretion, during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after June 1 of the initial year of the Plan and terminating on the last Trading Day in the period, thereof, (ii) with respect to Offering Periods commencing prior to March 9, 2011, commencing on the first Trading Day after the Exercise Date of the preceding Offering Period and terminating on the last Trading Day in the period, and (iii) with respect to Offering Periods commencing on or after March 9, 2011, commencing on the first Trading Day on or after June 1 and December 1 of each year and terminating on the first Trading Day on or after June 1 and December 1, approximately 24 months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 19.

(u) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v) “Participant” means an Eligible Employee that participates in the Plan.

(w) “Plan” means this 2009 Employee Stock Purchase Plan.

(x) “Purchase Period” means the period during an Offering Period that shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.

(y) “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 19.

(z) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3. Eligibility.

(a) Offering Date. Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after June 1 and December 1 each year, or on such other date as the Administrator will determine, and continuing thereafter until terminated in accordance with Section 20. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6. Payroll Deductions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have the payroll deductions made on such day applied to his or her account under the subsequent Purchase or Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(b) Payroll deductions for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10.

(c) All payroll deductions made for a Participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator; provided, however, that a Participant may only make one payroll deduction change during each Offering Period. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by Participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following 5 business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s payroll deductions may be decreased to 0% at any time during a Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(b), payroll deductions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each 6-month (or shorter) Purchase Period more than 5,000 shares of the Common Stock (subject to any adjustment pursuant to Section 18), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such option with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the last day of the Enrollment Window, and (ii) with respect to any future Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions from his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10. Withdrawal.

(a) A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s payroll deductions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such

Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to Participant’s estate, and such Participant’s option will be automatically terminated.

12. Interest. No interest will accrue on the payroll deductions of a Participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 65 million shares of Common Stock.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with local requirements.

15. Transferability. Except as described in the subscription agreement, neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16. Use of Funds. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

17. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

19. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v) reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of 10 years, unless sooner terminated under Section 19.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Offering Date of such Offering Period, then all Participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period.

EXHIBIT A

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

[AS PROVIDED BY E*TRADE]

EXHIBIT B

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

[AS PROVIDED BY E*TRADE]

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Highway 85 N exit toward Mountain View.

•	Take the 237 E exit towards Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Highway 237 E exit toward Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take Interstate 880 N toward Oakland.

•	Take the Montague Expressway W exit and merge onto Montague Expressway.

•	Turn right at North First Street.

•	Turn right at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the Nominees Listed in Proposal 1, a Vote FOR

Proposals 2, 3, 4 and 5.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN

	01 Judy Bruner	☐	☐	☐

	02 John W. Gerdelman	☐	☐	☐

	03 David L. House	☐	☐	☐

	04 Glenn C. Jones	☐	☐	☐

	05 Michael Klayko	☐	☐	☐

	06 L. William Krause	☐	☐	☐

2.	Non-binding advisory resolution to approve executive compensation	☐	For	☐	Against	☐	Abstain

3.	Approval of the amendment to the 2009 Stock Plan	☐	For	☐	Against	☐	Abstain

4.	Approval of the amendment to the 2009 Employee Stock Purchase Plan	☐	For	☐	Against	☐	Abstain

5.	Ratification of the appointment of KPMG LLP as the independent registered public accountants of Brocade Communications Systems, Inc. for the fiscal year ending October 27, 2012	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BROCADE COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 12, 2012

2:00 p.m. Pacific Time

Brocade’s Corporate Headquarters

130 Holger Way

San Jose, California 95134

Brocade Communications Systems, Inc. 130 Holger Way San Jose, California 95134	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 12, 2012.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Nominees listed in Proposal 1, “FOR” Proposals 2, 3, 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint Michael Klayko, Daniel Fairfax, and Tyler Wall, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/brcd	1-800-560-1965

Use the Internet to vote your proxy until 11:59 p.m. (Eastern Time) on April 11, 2012.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Eastern Time) on April 11, 2012.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.